UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Oracle Corporation

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500 Oracle Parkway

Redwood City, California 94065

August 21, 2009

To our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Oracle Corporation. Our Annual Meeting will be held on Wednesday, October 7, 2009, at 10:00 a.m., in the Oracle Conference Center, located at 350 Oracle Parkway, Redwood City, California.

We describe in detail the actions we expect to take at the Annual Meeting in the attached Notice of 2009 Annual Meeting of Stockholders and proxy statement. We have also made available a copy of our Annual Report on Form 10-K for fiscal year 2009. We encourage you to read the Form 10-K, which includes information on our operations, products and services, as well as our audited financial statements.

This year, we will again be using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about August 21, 2009, we will mail to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the Form 10-K and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials. We will not be mailing the Notice to stockholders who had previously elected either to receive notices and access the proxy materials and vote completely electronically via the Internet or to receive paper copies of the proxy materials.

Please use this opportunity to take part in our corporate affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. See “How Do I Vote?” in the proxy statement for more details. Voting electronically or returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting. If you cannot attend the meeting in person, we invite you to watch the proceedings via webcast by going to www.oracle.com/investor.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Lawrence J. Ellison

Chief Executive Officer

500 Oracle Parkway

Redwood City, California 94065

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Pacific Time, on Wednesday, October 7, 2009.
PLACE	Oracle Conference Center 350 Oracle Parkway Redwood City, CA 94065
LIVE WEBCAST	Available on our web site at www.oracle.com/investor, starting at 10:00 a.m., Pacific Time, on Wednesday, October 7, 2009.
ITEMS OF BUSINESS

(1)    To elect the Board of Directors to serve for the next year.

(2)    To approve the adoption of the Fiscal Year 2010 Executive Bonus Plan.

(3)    To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010.

(4)    To consider and to act on stockholder proposals, if properly presented at the Annual Meeting.

(5)    To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE	In order to vote, you must have been a stockholder at the close of business on August 10, 2009.
PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares electronically via the Internet or by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

Dorian Daley

Senior Vice President, General Counsel & Secretary

August 21, 2009

ORACLE CORPORATION

2009 ANNUAL MEETING

PROXY STATEMENT

PROXY STATEMENT

August 21, 2009

We are providing these proxy materials in connection with Oracle Corporation’s 2009 Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials, this proxy statement, any accompanying proxy card or voting instruction card and our 2009 Annual Report on Form 10-K were first made available to stockholders on or about August 21, 2009. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Oracle is soliciting your vote at the 2009 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

You will be voting on:

•	election of directors;

•	approval of the Fiscal Year 2010 Executive Bonus Plan;

•	ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010;

•	stockholder proposals, if properly presented at the Annual Meeting; and

•	any other business that may properly come before the meeting.

What are the Board of Directors’ recommendations?

The Board recommends a vote:

•	for the election of directors;

•	for the approval of the adoption of the Fiscal Year 2010 Executive Bonus Plan;

•	for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010;

•	against each of the stockholder proposals; and

•	for or against other matters that come before the Annual Meeting, as the proxy holders deem advisable.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set August 10, 2009, as the record date for the Annual Meeting (the “record date”). All stockholders who owned Oracle common stock at the close of business on August 10, 2009, may attend and vote at the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of proxy materials?

We are permitted to furnish proxy materials, including this proxy statement and our 2009 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the meeting.

Why didn’t I receive a notice in the mail regarding the Internet availability of proxy materials?

Stockholders who previously elected to access proxy materials over the Internet will not receive a Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Additionally, if you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice of Internet Availability of Proxy Materials by mail, you can eliminate all such paper mailings in the future by electing to receive an email that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. Please go to www.oracle.com/investor or www.proxyvote.com to request complete electronic delivery.

How many votes do I have?

You will have one vote for each share of our common stock you owned at the close of business on the record date, provided those shares are either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice or these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, to vote electronically or to vote in person at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

How many votes can be cast by all stockholders?

Each share of Oracle common stock is entitled to one vote. There is no cumulative voting. We had 5,015,098,790 shares of common stock outstanding and entitled to vote on the record date.

How many votes must be present to hold the Annual Meeting?

A majority of our outstanding shares as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or by telephone or on the Internet or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

How many votes are required to elect directors?

Directors are elected by a plurality of the votes cast. This means that the twelve individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person, electronically or by proxy) will be elected.

While directors are elected by a plurality of votes cast, our Corporate Governance Guidelines include a majority voting policy for directors. This policy states that in an uncontested election, any director nominee who receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election and no successor has been elected at such meeting, the director nominee must tender his or her resignation following certification of the stockholder vote. The Nomination and Governance Committee of the Board is required to make recommendations to the Board of Directors with respect to any such tendered resignation. The Board of Directors will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale.

Only votes “FOR” or “WITHHELD” are counted in determining whether a plurality has been cast in favor of a director nominee; abstentions are not counted for purposes of election of directors. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. For a “WITHHELD” vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote against that director nominee under our majority voting policy for directors. Full details of our majority voting policy are set forth in our Corporate Governance Guidelines available on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

How many votes are required to adopt the other proposals?

The approval of the Fiscal Year 2010 Bonus Plan, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm and each of the stockholder proposals requires the affirmative vote of a majority of the shares of Oracle common stock represented at the Annual Meeting and entitled to vote on the matter in order to be approved. If you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

What if I don’t give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors or

•	return a signed proxy card but do not indicate how you wish to vote,

then your shares will be voted in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, the shares will be voted in accordance with your instructions.

Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters such as stockholder proposals and our executive bonus plan.

If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires a majority of the votes cast. With respect to a proposal that requires approval of a majority of the outstanding shares (there are no such proposals in this proxy statement this year), a broker non-vote has the same effect as a vote against the proposal.

Can I change my vote after I voted?

Yes. Even if you voted by telephone or on the Internet or if you requested paper proxy materials and signed the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote at any time before it is voted at the meeting. You can revoke your proxy or change your vote at any time before it is exercised at the meeting by giving written notice to the Corporate Secretary of Oracle, specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a legal proxy from your broker, bank or nominee.

What does it mean if I receive more than one Notice, proxy or voting instruction card?

It generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive.

Who can attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend. Each stockholder may also bring one guest to the Annual Meeting if there is space available.

What do I need to attend the Annual Meeting and when should I arrive?

The Annual Meeting will be held at 350 Oracle Parkway, Redwood City, California. Admission to the Annual Meeting will begin at 9:00 a.m. Seating will be limited. We recommend you arrive early to ensure that you are seated by the commencement of the Annual Meeting at 10:00 a.m.

In order to be admitted to the Annual Meeting, a stockholder must present proof of ownership of Oracle stock on the record date. This can be the Notice, a brokerage statement or letter from a bank or broker indicating ownership on August 10, 2009, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxyholders must also present a form of photo identification such as a driver’s license.

When you arrive, signs will direct you to the appropriate meeting rooms. Please note that due to security reasons, all bags may be subject to search, and all persons who attend the meeting may be required to pass through a metal detector. We will be unable to admit anyone who does not comply with these security procedures. Cameras, transmission, broadcasting and other recording devices, including certain mobile phones, will not be permitted in the meeting rooms.

Can I watch the Annual Meeting on the Internet?

Yes, our Annual Meeting also will be webcast on October 7, 2009. You are invited to visit www.oracle.com/investor, at 10:00 a.m., Pacific Time, to view the live webcast of the Annual Meeting. An archived copy of the webcast also will be available on our website at www.oracle.com/investor following the Annual Meeting through October 14, 2009.

Who pays for the proxy solicitation and how will Oracle solicit votes?

We will bear the expense of printing, mailing and distributing these proxy materials and soliciting votes. We have retained D.F. King & Co., Inc. to solicit proxies and to separately prepare a stockholder vote analysis of certain proposals for an aggregate fee of approximately $10,000, plus customary costs and expenses. In addition to this solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, electronic communications or otherwise. They will not be paid any additional compensation for such solicitation. We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Is a list of stockholders available?

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders entitled to vote at this meeting for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting. This list can be viewed between the hours of 9:00 a.m. and 5:00 p.m. at our principal executive offices at 500 Oracle Parkway, Redwood City, California. Please contact Oracle’s Corporate Secretary to make arrangements.

How do I find out the voting results?

We have engaged IVS Associates, Inc. to serve as the independent inspector of elections for the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in our Quarterly Report on Form 10-Q for the fiscal quarter ending November 30, 2009, which we will file with the U.S. Securities and Exchange Commission (the “SEC”). After the Form 10-Q is filed, you may obtain a copy by visiting our website or contacting our Investor Relations Department by calling 650-506-4073, by writing to Investor Relations Department, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065 or by sending an email to investor_us@oracle.com.

What if I have questions about lost stock certificates or I need to change my mailing address?

Stockholders may contact our transfer agent, Computershare Trust Company, N.A., by calling 1-877-282-1168 or writing to Computershare Trust Company, N.A., c/o Computershare Investor Services, Inc., P.O. Box 43078, Providence, Rhode Island 02940-3078, or visit their website at www.computershare.com/equiserve to get more information about these matters.

What if I need to change my email address?

Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. If you need to change the email address we use to mail proxy materials to you or if you wish to sign up to receive future mailings via email, please go to www.oracle.com/investor or www.proxyvote.com to request complete electronic delivery and supply the appropriate email address.

HOW DO I VOTE?

Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your Notice, proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 8:59 p.m., Pacific Time, on October 6, 2009.

Vote on the Internet

If you have Internet access, you may submit your proxy by going to www.proxyvote.com and following the instructions provided in the Notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Have your Notice or proxy card in hand when you access the voting web site. On the Internet voting site www.proxyvote.com, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

You can also vote by telephone by following the instructions provided on the Internet voting site (www.proxyvote.com), or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote by Mail

If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Broadridge Financial Solutions, Inc. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Oracle Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for mailing if you decide to vote by mail.

Voting at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

BOARD OF DIRECTORS

Incumbent Directors

Information concerning our incumbent directors, as of August 10, 2009, all of whom have been nominated for election at the Annual Meeting, is set forth below. Unless otherwise indicated, each position with Oracle described in each director’s biography below refers to Board or committee membership and/or employment currently with Oracle and, prior to January 31, 2006, with Oracle Systems Corporation, formerly known as Oracle Corporation and currently a wholly owned subsidiary of Oracle.

Jeffrey S. Berg, 62, has served as a Director since February 1997, as a member of the Compensation Committee and Nomination & Governance Committee (“Governance Committee”) since October 2001 and as Chairman of the Compensation Committee since June 2006. He has been an agent in the entertainment industry for over 35 years and the Chairman and Chief Executive Officer of International Creative Management, Inc., a talent agency for the entertainment industry, since 1985. He has served as Co-Chair of California’s Council on Information Technology and was President of the Executive Board of the College of Letters and Sciences at the University of California at Berkeley. He is currently on the Board of Trustees of the Anderson School of Management at the University of California at Los Angeles.

H. Raymond Bingham, 63, has served as a Director, as a member of the Finance and Audit Committee (the “F&A Committee”) since November 2002, as a member and Chairman of the Committee on Independence Issues (the “Independence Committee”) since July 2003 and as a member and Chairman of the Governance Committee since August 2005. He has been a Managing Director of General Atlantic LLC, a leading global private equity firm providing capital for growth companies driven by information technology or intellectual property, since November 2006. From August 2005 to October 2006, Mr. Bingham was a self-employed private investor. He was Executive Chairman of the Board of Directors of Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from May 2004 to July 2005 and served as a director of Cadence from November 1997 to July 2005. Prior to being Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004 and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Mr. Bingham also currently serves as a director of Flextronics International Ltd., STMicroelectronics N.V. and Dice Holdings, Inc.

Michael J. Boskin, 63, has served as a Director since April 1994, as a member of the F&A Committee since July 1994 and Vice Chair of the F&A Committee since August 2005 and as a member of the Governance Committee since July 1994. He is the Tully M. Friedman Professor of Economics and Hoover Institution Senior Fellow at Stanford University, where he has been on the faculty since 1971. He is Chief Executive Officer and President of Boskin & Co., Inc., a consulting firm. He was Chairman of the President’s Council of Economic Advisers from February 1989 until January 1993. Dr. Boskin also currently serves as a director of Exxon Mobil Corporation.

Safra A. Catz, 47, has been our President since January 2004 and has served as a Director since October 2001. She was our Chief Financial Officer from November 2005 until September 2008 and Interim Chief Financial Officer from April 2005 until July 2005. She served as our Executive Vice President from November 1999 to January 2004 and Senior Vice President from April 1999 to October 1999. She also currently serves as a director of HSBC Holdings plc.

Bruce R. Chizen, 53, has served as a Director since July 2008 and as an alternate member of the F&A Committee since October 2008. He is currently an independent consultant and has served as Senior Adviser to Permira Advisers LLP since July 2008. Mr. Chizen served as a strategic adviser to Adobe Systems Incorporated, a provider of design, imaging and publishing software for print, Internet and dynamic media production, from November 2007 through November 2008. From December 2000 to November 2007, Mr. Chizen served as Chief Executive Officer of Adobe and as its President from April 2000 to January 2005. He also served as Adobe’s acting Chief Financial Officer from November 2006 to February 2007. From August 1998 to April 2000 he was Adobe’s Executive Vice President, Products and Marketing. Mr. Chizen joined Adobe Systems in August 1994 and held various positions in its

Consumer Products Division and Graphics Products Division. He served as a director of Adobe from December 2000 to April 2008. Mr. Chizen also currently serves as a director of Synopsys, Inc.

George H. Conrades, 70, has served as a Director since January 2008 and as a member of the Governance Committee since July 2008. He has been Executive Chairman of Akamai Technologies, Inc., a service provider for accelerating and improving the delivery of content and applications over the Internet, since May 2005. He served as Chairman and CEO of Akamai Technologies from April 1999 to May 2005. Mr. Conrades also currently serves as a director of Harley-Davidson, Inc.

Lawrence J. Ellison, 64, has been Chief Executive Officer and a Director since he founded Oracle in June 1977. He served as Chairman of the Board from May 1995 to January 2004 and was a member of the Executive Committee from December 1985 to July 2008, when the Committee was eliminated.

Hector Garcia-Molina, 55, has served as a Director since October 2001 and as a member of the Compensation Committee and the Independence Committee since August 2005. He has been the Leonard Bosack and Sandra Lerner Professor in the Departments of Computer Science and Electrical Engineering at Stanford University since October 1995 and served as Chairman of the Department of Computer Science from January 2001 to December 2004. He has been a professor at Stanford University since January 1992. From August 1994 until December 1997, he was the Director of the Computer Systems Laboratory at Stanford University.

Jeffrey O. Henley, 64, has served as the Chairman of the Board since January 2004 and as a Director since June 1995. He served as our Executive Vice President and Chief Financial Officer from March 1991 to July 2004. Mr. Henley was a member of the Executive Committee from July 1995 to July 2008, when the Committee was eliminated.

Donald L. Lucas, 79, has served as a Director since March 1980. He was Chairman of the Board from October 1980 to May 1990. He has served as a member of the F&A Committee since December 1982, as Chairman of the F&A Committee since 1987 and as a member of the Independence Committee since October 1999. He was a member and Chairman of the Executive Committee from December 1985 to July 2008, when the Committee was eliminated. He has been a self-employed venture capitalist since 1967. He also currently serves as a director of Cadence Design Systems, Inc., DexCom, Inc., Vimicro International Corporation, 51job, Inc. and Spansion, Inc.

Charles E. Phillips, Jr., 50, has been our President and has served as a Director since January 2004. He served as our Executive Vice President, Strategy, Partnerships, and Business Development, from May 2003 to January 2004. Mr. Phillips also currently serves as a director of Viacom Inc. and Morgan Stanley.

Naomi O. Seligman, 71, has served as a Director since November 2005 and as a member of the Compensation Committee since June 2006. She has been a senior partner at Ostriker von Simson, a technology research firm which chairs the CIO Strategy Exchange, a forum which brings together senior executives in vital quadrants of the IT sector, since June 1999. From 1977 until June 1999, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private sector institution sponsored by 100 chief information officers from major global corporations. Ms. Seligman also currently serves as a director of The Dun & Bradstreet Corporation and Akamai Technologies, Inc.

During our last quarter of fiscal 2009, Jack F. Kemp, a member of the Board of Directors, passed away. The term of Mr. Kemp’s directorship would have expired at the Annual Meeting.

Board Meetings

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman, Chief Executive Officer, Presidents, Chief Financial Officer, Corporate Secretary and other officers and employees, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees. The Board met eleven times during fiscal 2009: four were regularly scheduled meetings and seven were special meetings. Each director attended at least 75% of all Board and applicable Committee meetings (held during the period that such director served) in fiscal 2009.

Committees, Membership and Meetings

The current standing committees of the Board are the Finance and Audit Committee, the Nomination & Governance Committee, the Compensation Committee and the Committee on Independence Issues. The table below provides fiscal 2009 membership and meeting information for each such Board committee. The membership of each Board committee is expected to remain the same in fiscal 2010.

Fiscal 2009 Committee Memberships

Name	F&A	Governance	Compensation	Independence
Jeffrey Berg		M	C
H. Raymond Bingham	M	C		C
Michael J. Boskin	VC	M
Safra A. Catz
Bruce R. Chizen	A
George H. Conrades		M
Lawrence J. Ellison
Hector Garcia-Molina			M	M
Jeffrey O. Henley
Donald L. Lucas	C			M
Charles E. Phillips, Jr.
Naomi O. Seligman			M
Number of 2009 Meetings	14	4	16	4

M	Member	A	Alternate Member
C	Chair	VC	Vice Chair

The Finance and Audit Committee

The primary functions of the F&A Committee are to provide advice with respect to financial matters, to oversee our accounting and financial reporting processes and the audits of our financial statements, to assist the Board of Directors in fulfilling its oversight responsibilities regarding audit, finance, accounting, tax and legal compliance and to evaluate merger and acquisition transactions and investment transactions proposed by our management. In particular, the F&A Committee is responsible for overseeing the engagement, independence and services of our independent auditors. The F&A Committee’s primary responsibilities and duties are to:

•	act as an independent and objective party to monitor our financial reporting process and internal control system;

•	review and appraise the audit efforts of our independent auditors;

•	oversee our internal audit department;

•	evaluate our quarterly financial performance at Earnings Review meetings;

•	oversee management’s establishment and enforcement of financial policies and business practices;

•	oversee our compliance with laws and regulations and Oracle’s Code of Ethics and Business Conduct;

•

provide an open avenue of communication between the Board of Directors and the independent auditors, General Counsel, financial and senior management, Chief Compliance & Ethics Officer and the internal audit department;

•	review and, if within its delegated range of authority, approve merger and acquisition and investment transactions proposed by our management; and

•

produce the Report of the Finance and Audit Committee of the Board as required by the rules and regulations of the SEC for inclusion in our proxy statement (included elsewhere in this proxy statement).

The F&A Committee held executive sessions with our independent auditors on five occasions in fiscal 2009. The F&A Committee operates under a written charter adopted by our Board of Directors. The F&A Committee monitors legislative and regulatory developments affecting corporate governance practices for U.S. public companies, and, from time to time, makes recommendations to our Board for revision of the F&A Committee charter to reflect such developments and evolving best practices. The F&A Committee charter is posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

The Independence Committee has determined that each member of the F&A Committee satisfies both the SEC’s additional independence requirement for members of audit committees and the other requirements of the NASDAQ Stock Market LLC (“NASDAQ”) for members of audit committees. In addition, the Board has determined that each of Donald L. Lucas and H. Raymond Bingham qualifies as an “audit committee financial expert” as defined by the SEC rules.

The Nomination & Governance Committee

The Governance Committee has responsibility for monitoring corporate governance matters, including periodically reviewing the composition and performance of the Board and its committees (including reviewing the performance of individual directors) and overseeing our Corporate Governance Guidelines. The Governance Committee also considers and recommends qualified candidates for election as directors of Oracle. The Governance Committee charter is posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

The Compensation Committee

The functions of the Compensation Committee are to:

•	review and set all compensation arrangements, including, as applicable, salaries, bonuses and stock options, of our Chief Executive Officer, directors and other executive officers;

•	lead the Board in its evaluation of the performance of the Chief Executive Officer;

•	review and discuss the Compensation Discussion and Analysis section (“CD&A”) of our proxy statement with management and determine if the CD&A should be included in our proxy statement;

•	produce the Compensation Committee Report as required by the rules and regulations of the SEC for inclusion in our proxy statement (included elsewhere in this proxy statement);

•	review and approve our stock plans and approve stock option awards; and

•	oversee our 401(k) Plan committee and have responsibility for 401(k) Plan amendments.

The Compensation Committee helps us to attract and retain talented executive personnel in a competitive market and operates under a written charter adopted by the Board. The Compensation Committee charter is posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

The Compensation Committee meets at scheduled times during the year, meets in executive session without management present and holds additional meetings from time to time as necessary. In fiscal 2009, the Compensation Committee met sixteen times.

In determining any component of executive or director compensation, the Compensation Committee considers the aggregate amounts and mix of all components in its decisions. Our legal department, human resources department and Corporate Secretary support the Compensation Committee in its work.

At the start of each fiscal year in connection with our executive bonus plan, the Compensation Committee reviews and approves the annual performance objectives for Oracle and our executive officers. After the end of each fiscal year, the Compensation Committee evaluates the degree to which Oracle and our executives have met or exceeded their goals. The Compensation Committee may exercise its discretion to reduce bonus amounts paid under the executive bonus plan but may not increase them beyond the amounts determined based on the criteria approved at the beginning of the year.

Please see the section titled “Executive Compensation – Stock Options and Option Grant Administration” elsewhere in this proxy statement for a discussion of the Compensation Committee’s role as the administrator of our stock plans and for a discussion of our policies and practices regarding when we grant our stock options.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of Oracle or of any of our subsidiaries or affiliates. During the last fiscal year, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board or on our Compensation Committee.

There are no related person transactions between us and any member of our Compensation Committee. However, Ms. Seligman, a member of our Compensation Committee, is currently a director of Akamai Technologies, Inc., with which we have a business relationship as described under “Related Party Transactions – Sales of Software and Services”. The transactions between Oracle and Akamai may be considered related person transactions because another of our directors, George H. Conrades, is an executive officer of Akamai and not because of Ms. Seligman’s position as a director of Akamai.

The Committee on Independence Issues

The Independence Committee is charged with reviewing and approving individual transactions, or a series of related transactions, involving amounts in excess of $120,000 between us (or any of our subsidiaries) and any of our affiliates, such as an executive officer, director or owner of 5% or more of our common stock. The Independence Committee’s efforts are intended to ensure that each proposed related party transaction is on terms that, when taken as a whole, are fair to us. If any member of the Independence Committee would derive a direct or indirect benefit from a proposed transaction, he is excused from the review and approval process with regard to that transaction. The role of the Independence Committee also encompasses the monitoring of related party relationships as well as reviewing proposed transactions and other matters for potential conflicts of interest and possible corporate opportunities in accordance with our Supplemental Conflict of Interest Policy for Senior Officers. The Independence Committee also evaluates the independence of each non-management director as defined by NASDAQ listing standards. The Independence Committee charter is posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of Oracle. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.

The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload. Our non-employee directors are compensated based upon their respective levels of board participation and responsibilities, including service on board committees. Several of our directors serve on more than one committee. Annual cash retainers and formula stock option grants to the non-employee directors are intended to correlate to the responsibilities of each such director.

Our employee directors, Messrs. Ellison, Henley and Phillips and Ms. Catz, receive no separate compensation for serving as directors of Oracle.

Cash Retainer and Meeting Fees for Non-Employee Directors

During fiscal 2009, each of our non-employee directors received (a) an annual retainer of $52,500 for serving as a director of Oracle and (b) each of the applicable retainers and fees set forth below for serving as a chair or vice chair or as a member of one or more of the committees of the Board.

Annual Committee Member Retainers:
F&A Committee	$25,000
Compensation Committee	$20,000
Governance Committee	$15,000
Independence Committee	$15,000

Additional Annual Retainers for Committee Chairs:
F&A Committee (Chair and Vice Chair)	$25,000
Compensation Committee	$20,000
Governance Committee	$15,000
Independence Committee	$15,000

Fee per Board Meeting:
Regular Meeting	$3,000
Special Meeting	$2,000

Fee per Committee Meeting:
F&A Committee (other than Earnings Review Meetings)	$3,000
F&A Earnings Review Meeting	$2,000
Compensation Committee	$2,000
Governance Committee	$2,000
Independence Committee	$2,000

For fiscal 2010, the above fees will remain the same as the fees for fiscal 2009, except that in July 2009, the Compensation Committee retainer was increased to $25,000, the additional annual retainer for the Chair of the Compensation Committee was increased to $25,000 and the per meeting fee for Compensation Committee meetings was increased to $3,000. The fees for the Compensation Committee were increased on the basis of a number of factors, including the considerable time demands placed upon the Compensation Committee (which met 16 times during fiscal year 2009, with 100% attendance at each meeting), and the increasing complexity of executive compensation matters.

Directors’ Equity Compensation

Non-employee directors also participate in our Amended and Restated 1993 Directors’ Stock Plan (the “Directors’ Plan”) which provides for stock options, restricted stock or other equity-based grants and awards to directors for their services. Non-employee directors currently receive the following grants of options to purchase our common stock under the Directors’ Plan:

(a)	Options to purchase 60,000 shares of our common stock, granted on the date an individual becomes a director; and

(b)	Options to purchase 45,000 shares of our common stock, granted on May 31 of each year, provided such director has served on the Board for at least six months as of the date of the grant.

In addition, we make additional annual grants of options to non-employee directors who also serve as the chair or vice chair of certain committees of the Board. Each of these grants is made on May 31 of each year to the director who, as of the date of grant, had served as a member of the relevant committee for one year (or, in the case of the vice chair of the F&A Committee, served as vice chair of the F&A Committee for six months). During fiscal 2009, the following additional option grants were made:

F&A Committee Chair	45,000 shares
F&A Committee Vice Chair	30,000 shares
Compensation Committee Chair	30,000 shares
Governance Committee Chair	15,000 shares
Independence Committee Chair	15,000 shares

All options granted to our non-employee directors vest 25% per year over four years on each anniversary of the date of grant. The vesting of our non-employee directors’ stock options will fully accelerate upon a transaction that results in a change-in-control of Oracle (including by dissolution, liquidation, merger or sale of substantially all of Oracle’s assets) or upon 50% or more of Oracle’s outstanding voting securities being acquired in a transaction that is expressly disapproved by the Board. For fiscal 2010, the above mentioned option grants to committee chairs will remain the same, except that in July 2009, the equity grant to the Compensation Committee Chair was increased to 45,000 shares.

Director Compensation for Fiscal 2009

The following table provides summary information concerning cash and other compensation we paid to non-employee directors for fiscal 2009. As further described above, non-employee directors receive cash retainers for Board membership, committee membership and committee chairmanship; cash fees for Board and committee meetings attended; and option grants for Board membership and committee chairmanship. Some of our non-employee directors serve on more than one committee. See “Committees, Membership and Meetings” above for a list of committees on which each director served during fiscal 2009.

Name	Fees Earned or Paid in Cash($)	Option Awards (1)(3) ($)		All Other Compensation($)	Total($)
Jeffrey S. Berg	151,500	301,967		0	453,467
H. Raymond Bingham	213,500	248,165		0	461,665
Michael J. Boskin	184,500	326,809		0	511,309
Bruce R. Chizen	96,010	93,773		0	189,783
George H. Conrades	88,625	103,390		0	192,015
Hector Garcia-Molina	135,500	194,363		0	329,863
Jack F. Kemp (2)	72,462	(33,069	)(2)	0	39,393
Donald L. Lucas	188,000	453,513		0	641,513
Naomi O. Seligman	110,500	216,160		0	326,660

(1)

These amounts reflect the fiscal 2009 stock-based compensation expense values determined in accordance with the requirements of Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) by Oracle for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions for grants made during fiscal 2009, see Note 13 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2009, as filed with the SEC.

(2)

Mr. Kemp passed away during the last quarter of fiscal 2009. Thereafter, and in accordance with the terms of the Directors’ Plan, Mr. Kemp’s unvested options were cancelled, resulting in the reversal of expense in fiscal 2009 and the negative value in the Option Awards column in the table above.

(3)	The following table provides additional information concerning the option awards of our non-employee directors for fiscal 2009:

Name	Total Stock Option Awards Outstanding at 2009 Fiscal Year End (Shares)		Option Awards Granted During Fiscal Year 2009(a) (Shares)	Grant Date Fair Value of Option Awards Granted During Fiscal Year 2009 (b) ($)

Jeffrey S. Berg	563,000		75,000	437,078
H. Raymond Bingham	340,000		75,000	437,078
Michael J. Boskin	875,000		75,000	437,078
Bruce R. Chizen	105,000		45,000	262,247
George H. Conrades	105,000		45,000	262,247
Hector Garcia-Molina	385,000		45,000	262,247
Jack F. Kemp	194,250	(c)	—	—
Donald L. Lucas	690,000		90,000	524,493
Naomi O. Seligman	225,000		45,000	262,247

(a)	The stock options reported in this column were granted on May 29, 2009, the last trading day of fiscal 2009, and vest 25% per year over four years on each anniversary of the date of grant.
(b)

These amounts reflect the FAS 123R grant date fair value determined by Oracle for accounting purposes for these awards which will be recognized over a period of four years. The recipient has not presently realized a financial benefit from these awards because none of the options granted during fiscal 2009 are currently exercisable. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions for grants made during fiscal 2009, see Note 13 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2009, as filed with the SEC.

(c)

As a result of Mr. Kemp’s death and in accordance with the terms of the Directors’ Plan, Mr. Kemp’s outstanding, vested options may be exercised at any time within six months following the date of his death by his estate or by a person who acquired the right to exercise the options by bequest or inheritance.

CORPORATE GOVERNANCE

We regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. As part of those efforts, we review federal laws affecting corporate governance, as well as rules adopted by the SEC and NASDAQ. We believe that we have in place procedures and practices, including the following, which are designed to enhance our stockholders’ interests.

Corporate Governance Guidelines

The Board has approved Corporate Governance Guidelines for Oracle. The Guidelines, which are posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor, deal with the following matters:

•	director qualifications;

•	director majority voting policy;

•	director responsibilities;

•	conflicts of interest;

•	board committees;

•	director access to officers and employees;

•	director compensation;

•	director orientation and continuing education;

•	director and executive officer stock ownership;

•	Chief Executive Officer (“CEO”) evaluation;

•	performance evaluation of the Board and its committees; and

•	stockholder communications with the Board.

The Guidelines require that all members of the F&A, Compensation, Governance and Independence Committees must be “independent,” each in accordance with or as defined in the rules adopted by the SEC and NASDAQ. The Independence Committee makes this determination annually. The Board and each committee have the power to hire legal, accounting, financial or other outside advisors as they deem necessary in their best judgment without the need to obtain the prior approval of any officer of Oracle. Directors have full and free access to officers and employees of Oracle and may ask such questions and conduct investigations as they deem appropriate to fulfill their duties.

Conflicts of interest expectations for our non-employee directors are addressed in our Guidelines and provide that non-employee directors must:

•	annually disclose to our General Counsel all of his or her executive, employment, board of directors, advisory board or equivalent positions in other organizations;

•	disclose any such proposed positions with a public company before they become effective and any such positions with a private company promptly following his or her appointment to such entity; and

•	disclose any potential conflicts of interest that may arise from time to time with respect to matters under consideration of the Board.

The General Counsel must report all such disclosures to the Independence Committee, and the Board must consider such disclosures and other available information and take such actions as it considers appropriate. All directors are expected to comply with Oracle’s Code of Ethics and Business Conduct, except that for our non-employee directors, the provisions regarding conflicts of interest in the Guidelines supersede these same provisions in the Code of Ethics and Business Conduct.

Board members are expected to attend the Annual Meeting of Stockholders. Except for Mr. Conrades, all Board members who were members of the Board on the date of last year’s Annual Meeting of Stockholders attended last year’s Annual Meeting.

The Guidelines provide for regular executive sessions to be held by non-management directors. The Guidelines also provide that the Board or Oracle will establish or provide access to appropriate orientation programs or materials for the benefit of newly elected directors, including presentations from senior management and visits to Oracle’s facilities.

Board members and executive officers are also required to own shares of Oracle stock. The Governance Committee sets and periodically reviews and makes changes to these ownership requirements. All directors are currently required to own at least 5,000 shares of our common stock. Any new members of the Board will be required to own 1,000 shares of our common stock within one year of the date such director joins the Board and to own 5,000 shares within two years of such date. All executive officers are currently required to own at least 5,000 shares of our common stock. Any new executive officer will be required to own 1,000 shares of our common stock within one year of the date such person becomes an executive officer and to own 5,000 shares within two years of such date. We believe that all of our Board members and executive officers are in compliance with these ownership requirements.

Under the Guidelines, the Board periodically evaluates the appropriate size of the Board and may make any changes it deems appropriate. The Governance Committee will periodically conduct self-evaluations to determine whether the Board and its committees are functioning effectively, and the results of these evaluations are reported to the Board. The Compensation Committee is required under the Guidelines to conduct an annual review of the CEO’s performance and compensation, and the Board reviews the Compensation Committee’s report to ensure the CEO is providing the best leadership for Oracle in the long and short term.

The Guidelines are posted on, and we intend to disclose any future amendments to the Guidelines on, our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

Majority Voting Policy

The Guidelines set forth our majority voting policy for directors, which states that, in an uncontested election, if any director nominee receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election (a “Majority Withheld Vote”) and no successor has been elected at such meeting, the director nominee shall tender his or her resignation following certification of the stockholder vote.

The Governance Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant, including, but not limited to:

•	the stated reasons, if any, why stockholders withheld their votes;

•	possible alternatives for curing the underlying cause of the withheld votes;

•	the director’s tenure;

•	the director’s qualifications;

•	the director’s past and expected future contributions to Oracle; and

•	the overall composition of the Board.

The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board may accept a director’s resignation or reject the resignation. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our bylaws. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

Any director who tenders his or her resignation pursuant to this policy shall not participate in the Governance Committee recommendation or Board action regarding whether to accept the resignation offer. However, if a majority of the members of the Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider any resignation offers and recommend to the Board whether to accept them.

Through this policy, the Board seeks to be accountable to all stockholders and respects the right of stockholders to express their views through their vote for directors. However, the Board also deems it important to preserve sufficient flexibility to make sound evaluations based on the relevant circumstances in the event of a greater than or equal to 50% “WITHHELD” vote against a specific director. For example, the Board may wish to assess whether the sudden resignations of one or more directors would materially impair the effective functioning of the Board. The Board’s policy is intended to allow the Board to react to situations that could arise if the resignation of multiple directors would prevent a key committee from achieving a quorum. The policy also would allow the Board to assess whether a director was targeted for reasons unrelated to his or her Board performance at Oracle. The policy imposes a short time frame for the Board to consider a director nominee’s resignation. The Board expects that, as in the past, nominees will be elected by a significant majority of “FOR” votes.

Board of Directors and Director Independence

Each of our directors stands for election every year. We do not have a classified or staggered board. The Board is currently composed of four employee directors and eight independent directors. The Independence Committee has determined that each of the following directors is independent (as defined by NASDAQ listing standards): Messrs. Berg, Bingham, Chizen, Conrades, Garcia-Molina and Lucas, Dr. Boskin and Ms. Seligman; and that, therefore, all directors who serve on the Compensation, F&A, Governance and Independence Committees are independent under the NASDAQ listing standards.

In making the independence determinations, the following relationships were considered:

•	Mr. Lucas is a co-trustee of trusts for the benefit of Mr. Ellison’s children.

•

Dr. Boskin and Mr. Garcia-Molina are both employed by Stanford University, which has received donations from both Oracle and various Board members. In addition, certain Board members serve on advisory or oversight Boards at Stanford University or are otherwise employed part-time by Stanford University.

•

Mr. Berg is the Chairman and Chief Executive Officer of International Creative Management, Inc. (“ICM”), a talent agency for the entertainment industry. ICM has purchased software and services from us in the past three years, however the amounts involved fall within NASDAQ prescribed limits. ICM has also represented actors who have been employed by our advertising agencies.

•	Mr. Conrades is Executive Chairman of Akamai Technologies, Inc. and Ms. Seligman is a director of Akamai. Akamai provides services for accelerating and improving the delivery of content and applications over the Internet. Akamai has purchased software and services from us and we have purchased services from Akamai in the past three years, however the amounts involved fall within NASDAQ prescribed limits.

The independent members of our Board held an executive session following each of the regularly scheduled Board meetings, for a total of four meetings in fiscal 2009. At two of the meetings, no members of management were present, and at the other two executive sessions, Mr. Ellison was present.

The function of each standing committee is described under the heading “Board of Directors – Committees, Membership and Meetings” elsewhere in this proxy statement. Each committee periodically reviews its charter as legislative and regulatory developments and business circumstances warrant. Each of the committees may make additional recommendations to our Board for revision of its charter to reflect evolving “best practices.” The charters for the Compensation, F&A, Governance and Independence Committees are posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

The roles of Chairman of the Board and Chief Executive Officer have been split by our Board. Mr. Henley is our Chairman, and Mr. Ellison is our Chief Executive Officer. We currently have no policy mandating an independent lead director. The Board believes that a number of non-management directors fulfill the lead director role at various times, including during executive sessions, depending upon the particular issues involved. As set forth in our Guidelines, on an annual rotating basis, the chairpersons of the Governance Committee and the Compensation Committee serve as the presiding director at executive sessions of the Board.

The Board routinely reviews and discusses its succession plans for Oracle’s senior management, including the Chief Executive Officer.

The F&A Committee has adopted a requirement that if an F&A Committee member wishes to serve on more than three audit committees of public companies, the member must obtain the approval of the F&A Committee, which shall determine whether the director’s proposed service on the other audit committee(s) will detract from his/her performance on our F&A Committee.

Nomination of Directors

In general, nominations for the election of directors may be made by (1) the Board or the Governance Committee or (2) any stockholder entitled to vote who has delivered written notice to our Corporate Secretary no later than the notice deadline set forth in our bylaws and has complied with the notice procedures set forth in our bylaws. Stockholders may also submit recommendations for director candidates to the Governance Committee for its consideration for nomination as described below.

Nomination and Governance Committee and Corporate Governance Guidelines

The Governance Committee monitors corporate governance matters and considers and recommends qualified candidates for election as directors of Oracle. The Corporate Governance Guidelines set forth the Governance Committee’s policy regarding the consideration of all properly submitted stockholder candidates for membership on the Board as well as candidates submitted by current Board members and others. The Guidelines are posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor. Any stockholder wishing to submit a candidate for consideration for nomination by the Governance Committee must provide a written notice recommending the candidate for election at the next Annual Meeting of Stockholders to Dorian Daley, Senior Vice President, General Counsel & Secretary at 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065 or by fax at 1-650-506-3055, with a confirmation copy sent by mail. The written notice must include the candidate’s name, biographical data and qualifications and a written consent from the candidate agreeing to be named as a nominee and to serve as a director if nominated and elected. By following these procedures, a stockholder will ensure consideration of a submitted candidate by the Governance Committee. However, there is no guarantee that the candidate will be nominated. Any stockholder seeking to nominate one or more directors must comply with applicable bylaw procedures, which are described below under “Stockholder Nominations and Bylaw Procedures.” The deadlines to submit director candidates for the Governance Committee’s consideration are the same as the deadlines for nominating directors in our bylaws.

Our Corporate Governance Guidelines contain Board membership qualifications that apply to Board nominees recommended by the Governance Committee. The Governance Committee strives for a mix of skills, experience and perspectives that will help create an outstanding, dynamic and effective Board to represent the interests of the stockholders. In selecting nominees, the Governance Committee assesses the independence, character and acumen of candidates and endeavors to collectively establish a number of areas of core competency of the Board, including business judgment, management, accounting and finance, industry and technology knowledge, leadership and strategic vision. Further criteria include a candidate’s personal and professional ethics, integrity and values, as well as the willingness and ability to devote sufficient time to attend meetings and participate effectively on the Board and its committees.

Potential candidates for directors are generally suggested to the Governance Committee by current Board members and stockholders and are evaluated at meetings of the Governance Committee. In evaluating such candidates, every effort is made to complement and strengthen skills within the existing Board. The Governance Committee seeks Board endorsement of the final candidates recommended by the Governance Committee. The same identifying and evaluating procedures apply to all candidates for director, whether submitted by stockholders or otherwise.

Stockholder Nominations and Bylaw Procedures

Our bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the Board. Our bylaws are posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

To nominate a person for election to the Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such notice must also contain information specified in the bylaws as to the director nominee, information about the stockholder making the nomination and the beneficial owner, if any, on behalf of whom the nomination is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee.

Deadlines to Submit Nominations

To nominate a person for election to the Board at our annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Secretary not less than 90 nor more than 120 days prior to the one year anniversary date on which we first mailed the proxy materials for the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. This year, our proxy statement is dated August 21, 2009; therefore, we must receive any notice of recommendation for next year’s annual meeting between April 23, 2010 and May 23, 2010.

A stockholder may make nominations of persons for election to the Board at a special meeting if the stockholder delivers written notice to our Secretary not before the 120th day prior to such special meeting and not after the later of the 90th day prior to such special meeting or the 10th day following the announcement of the meeting date. At a special meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting pursuant to our notice of meeting.

Stockholder nominations must be addressed to Dorian Daley, Senior Vice President, General Counsel & Secretary and must be mailed to her at Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or must be faxed to her at 1-650-506-3055, with a confirmation copy sent by mail.

If the number of directors to be elected to the Board is increased and we do not make a public announcement specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s written notice of nominees for any new position will be considered timely if it is delivered to our Corporate Secretary by the 10th day following the announcement.

Stockholder Matters

Disclosure. We have established a Disclosure Committee, comprised of executives and senior managers who are actively involved in the disclosure process, to specify, coordinate and oversee the review procedures that we use each fiscal quarter, including at fiscal year end, to prepare our periodic and current SEC reports.

Equity Plans. It has been our long-standing practice, and as required by NASDAQ, to obtain stockholder approval before implementing, or making material amendments to, our equity compensation plans. Our Amended and Restated 2000 Long-Term Equity Incentive Plan does not permit us to reprice stock options without stockholder approval.

Communications with Board. Any stockholder wishing to communicate with any of our directors regarding Oracle may write to the director, c/o the Secretary of Oracle at 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065 or by fax at 1-650-506-3055. The Secretary will forward these communications directly to the director(s) specified or, if none is specified, to the Chairman of the Board.

Employee Matters

Code of Conduct. In 1995, we adopted a Code of Ethics and Business Conduct (the “Code of Conduct”). We require all employees, including our senior officers and our employee directors, to read and to adhere to the Code of Conduct in discharging their work-related responsibilities. In April 2009, we adopted a revised version of the Code of Conduct, which reflects changes in applicable laws, regulations and our own policies. Our Compliance and Ethics Program involves the administration of training regarding and enforcement of the Code of Conduct and is under the direction of our Chief Compliance and Ethics Officer. We have also appointed Regional Compliance and Ethics Officers to oversee the application of the Code of Conduct in each of our geographic regions. We provide mandatory web-based general training with respect to the Code of Conduct, and we also provide additional live and web-based training on specific aspects of the Code of Conduct from time to time to certain employees. Employees are expected to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. The Code of Conduct is posted on, and we intend to disclose any future amendments to or waivers granted to our executive officers from a provision to the Code of Conduct on, our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

Compliance and Ethics Helpline. With oversight from the F&A Committee, we have established procedures to receive, retain and address employee complaints received by Oracle. These procedures include a confidential telephone helpline to answer employees’ ethics questions and to report employees’ ethical concerns and incidents including, without limitation, concerns about accounting, internal controls or auditing matters. We have also adopted an Internet-based incident reporting system that enables employees to submit any ethical concerns and incidents via a secure Internet site. The helpline and the Internet-based incident reporting system are available 24 hours a day, seven days a week. An interpreter is provided to helpline callers who want to communicate in languages other than English, and the incident reporting system is available in different foreign languages. Employees may choose to remain anonymous. Certain jurisdictions, however, limit topics that may be reported anonymously; employees who identify themselves as being from affected countries are alerted if special reporting rules apply to them.

Supplemental Conflict of Interest Policy for Senior Officers. Our Supplemental Conflict of Interest Policy for Senior Officers (the “Conflict of Interest Policy”), which supplements the Code of Conduct applicable to all employees, addresses several potential conflict of interest issues and requires prompt and annual disclosure to an executive, an executive committee or the Independence Committee, as applicable, of actual or potential conflicts of interest with respect to financial interests and corporate opportunities involving senior officers and their related parties. A financial interest involves (a) an existing or potential significant investment in any entity with which we have, or are negotiating, a material transaction or arrangement and (b) any existing or potential compensation arrangement or right with such entity.

Each person subject to the policy must report any actual or potential conflict of interest that he or she believes has gone unreported. The executive or committee to whom any such disclosure is made will decide if the disclosed facts constitute an actual conflict of interest. If such person or committee determines that a conflict of interest exists, such person or committee can determine whether we will enter into the transaction or arrangement in issue or, in the case of a corporate opportunity, the transaction or arrangement will remain available for us to pursue. Each senior officer and director must annually confirm in writing that such person has read this policy and is in compliance with it.

The Conflict of Interest Policy is posted on, and we intend to disclose any future amendments to or waivers granted to our executive officers from a provision of the Conflict of Interest Policy on, our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of August 10, 2009, with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each director or nominee; (iii) each executive officer named in the Summary Compensation Table; and (iv) all current executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Lawrence J. Ellison (2)	1,178,771,324	23.4%
500 Oracle Parkway, Redwood City, CA 94065
Jeffrey S. Berg (3)	391,750	*
H. Raymond Bingham (4)	157,500	*
Keith G. Block (5)	3,003,042	*
Michael J. Boskin (6)	698,750	*
Safra A. Catz (7)	13,510,161	*
Bruce R. Chizen (8)	20,000	*
George H. Conrades (9)	25,000	*
Jeff Epstein (10)	251,000	*
Hector Garcia-Molina (11)	281,250	*
Jeffrey O. Henley (12)	5,484,516	*
Donald L. Lucas (13)	1,632,917	*
Charles E. Phillips, Jr. (14)	3,192,500	*
Juergen Rottler (15)	755,000	*
Naomi O. Seligman (16)	114,895	*

All current executive officers and directors as a group (22 persons) (17)	1,218,189,620	24.0%

*	Less than 1%

(1)	Unless otherwise indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.

(2)

Includes 19,900,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date and includes 911,744 shares owned by Mr. Ellison’s spouse of which he disclaims beneficial ownership. Includes 220,000,000 shares pledged as collateral to secure certain personal indebtedness, including various lines of credit.

(3)	Includes 386,750 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(4)	Includes 152,500 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(5)	Includes 2,992,510 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(6)	Includes 693,750 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(7)	Includes 13,500,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(8)	Includes 5,000 shares held in trust for the benefit of Mr. Chizen and his spouse and 15,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(9)	Includes 15,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(10)	Includes 250,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(11)	Includes 276,250 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(12)

Includes 934,516 shares held in trust for the benefit of Mr. Henley and his spouse and 4,550,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(13)

Includes 5,000 shares held in trust for the benefit of Mr. Lucas. Includes 361,250 shares subject to currently exercisable options or options exercisable within 60 days of the record date. Includes 1,266,667 shares held in trust for the benefit of the children of Mr. Ellison, our CEO, for which Mr. Lucas is a co-trustee but not a beneficiary. Mr. Lucas disclaims beneficial ownership of such shares held in trust for Mr. Ellison’s children.

(14)	Includes 3,187,500 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(15)	Includes 750,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(16)

Includes 7,397 shares owned by Ms. Seligman’s spouse of which she disclaims beneficial ownership. Includes 101,250 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(17)

Includes all shares described in notes (2) through (16) above, 167,658 additional shares beneficially owned and 9,732,357 additional shares subject to currently exercisable options or options exercisable within 60 days of the record date.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses our compensation program for our “named executive officers” in fiscal 2009 who are: Lawrence J. Ellison, our Chief Executive Officer (the “CEO”); each person who served as our principal financial officer during the fiscal year – Jeff Epstein, our current Chief Financial Officer (the “CFO”), and Safra A. Catz, who served as Chief Financial Officer for part of fiscal 2009 in addition to serving as our President throughout fiscal 2009; and our three most highly compensated executive officers other than our CEO and two CFOs – Charles E. Phillips, Jr., our President, Juergen Rottler, our Executive Vice President of Oracle Customer Services, and Keith G. Block, our Executive Vice President of North America Sales and Consulting.

Executive Summary

We believe we have a “results-oriented” executive compensation program. Our overall target executive compensation levels are significantly above average, but actual payment of most of this compensation requires successful performance. Our executive compensation program is designed primarily to incentivize and to reward the achievement of financial and stock price performance goals using metrics that we believe are the best indicators of the success of our business, including annual growth in pre-tax profits on a non-GAAP basis. We believe the fiscal 2009 financial performance goals were again set at levels that were difficult to achieve (as further discussed below).

In fiscal 2009, our executive compensation program continued to consist of three principal elements: (1) base salary; (2) an annual performance cash bonus; and (3) stock options. The Compensation Committee considers the overall compensation paid to our named executive officers for fiscal 2009 appropriate for several reasons, including the achievement of profitability and revenue growth (in fiscal 2009, our GAAP net income, GAAP total revenues, GAAP operating income and GAAP operating margins all increased). This performance was especially noteworthy given the continuing challenging economic and business environment in the U.S. and globally during fiscal 2009.

Consistent with our results-oriented program, and as described in detail below, in fiscal 2009:

•	all of our named executive officers’ salaries remained unchanged from fiscal 2008;

•

although our financial performance was superior to the financial performance of most of the peer companies against which we compare our executive compensation and noteworthy in light of the difficult global economic conditions in which we operated, four of our six named executive officers received cash bonuses far below their target amounts and one received no cash bonus because our financial performance did not exceed the difficult performance target levels we chose for these named executive officers at the beginning of fiscal 2009;

•

three of our five named executive officers that were with us in fiscal 2008 received the same number of option shares that they received in fiscal 2008 and our Presidents each received 1 million additional option shares because of their important leadership positions and potential for significant future contributions to Oracle; and

•

since our stock price did not sufficiently increase, all of the option shares granted to our named executive officers (other than to our CFO who was hired in the middle of fiscal 2009) at the beginning of fiscal 2009 were “underwater” (i.e., the stock option exercise price exceeded our stock price) and thus had no intrinsic value at the end of fiscal 2009.

Objectives of our Compensation Program

The objectives of our executive compensation program are to:

•	attract and retain highly talented and productive executives;

•	provide incentives for superior performance; and

•	align the interests of our executive officers with those of our stockholders.

Our philosophy with respect to our results-oriented executive compensation program, both in fiscal 2009 and historically, continues to be to reward the individuals with the greatest responsibilities and our top performers (i.e., those with the potential to contribute the most to the success of our business) with very attractive pay packages, but only if they and Oracle achieve a high level of performance. Therefore, we set overall target compensation significantly above the average compensation level of selected companies to which we annually compare our executive compensation (as further described under “Peer Company Executive Compensation Comparison” below). However, actual payment of most of the target cash compensation depends on the successful achievement of financial performance goals which we believe were difficult to attain. Consistent with this philosophy and as further discussed below, four of our six named executive officers received cash bonuses far below their target amounts and one received no cash bonus for fiscal 2009. In addition, equity compensation for our named executive officers consists entirely of stock options, which require our stock price to increase above the option grant price for any gains to be realized. We believe that significantly above-average target compensation levels, linked to specific performance metrics and the achievement of specified performance goals are essential to motivating and retaining our executives.

Within Oracle, executive compensation is weighted most heavily towards our most senior executives because we believe they have the potential to make, and do make, the greatest impact on our business and financial results.

What Our Compensation Program is Designed to Reward

Our executive compensation program is designed primarily to incentivize and reward the achievement of financial and stock price performance goals using metrics which we believe are the best indicators of the success of our business. Since we believe that a growing, profitable company creates stockholder value, the design of our executive compensation program in fiscal 2009 continued to emphasize the achievement of various measures of profitability and growth.

The metrics approved by the Compensation Committee for our named executive officers’ annual performance cash bonuses included growth in our pre-tax profit on a non-GAAP basis, growth in revenues and “bookings” (i.e., amounts associated with contracts signed) for certain important parts of our business and success in exceeding profitability goals or targets for certain important parts of our business. These performance metrics were tailored to each executive’s position and role at Oracle. For our CEO, Presidents and CFO, the annual performance cash bonus plan was designed to emphasize the creation of stockholder value through growth in our company-wide, pre-tax profits on a non-GAAP basis. For Messrs. Rottler and Block, the annual performance cash bonus plan was designed to emphasize stockholder value creation through improvement in the financial performance of, and the over-achievement of financial targets relating to, the portions of our business that these executives oversee and manage.

Through the use of stock options (which represent a significant portion of the executives’ potential long-term compensation and are a non-cash expense to Oracle), our executive compensation program is also designed to:

•	reward growth in our stock price, which directly benefits our stockholders;

•	provide strong incentives for the executives to remain employed with us; and

•	support our long-term success.

Our variable compensation programs (annual performance cash bonuses and stock option awards) are designed to reward our named executive officers only for improved financial performance and increased stockholder value. For example, if our company-wide, pre-tax profits on a non-GAAP basis had either remained the same or decreased between fiscal 2008 and fiscal 2009, each of our CEO, Presidents and CFO would not have received a cash bonus under our executive bonus plan even if we had been profitable for the year. In addition, since our stock price decreased slightly during the fiscal year, the stock options issued to our executives at the beginning of fiscal 2009 were “underwater” (i.e., the stock option exercise price exceeded our stock price) at the end of fiscal 2009 and thus had no intrinsic value. See “Long-term Incentive Compensation—Stock Options” below. We believe this results-

oriented program that is directly linked to our performance significantly motivates our executives to contribute to our financial success and aligns our executives’ interests with those of our stockholders.

Elements of Our Compensation Program: Why We Chose Each and How Each Was Related to Our Objectives

In fiscal 2009, our executive compensation program consisted of the following three principal elements: (1) base salary; (2) annual performance cash bonus; and (3) long-term incentive compensation in the form of stock options. As illustrated by the following table and based on amounts disclosed in the Summary Compensation Table, during fiscal 2009, we placed the greatest emphasis on performance-based compensation through the annual performance cash bonuses and stock option awards, which together comprise the largest portion of our senior executives’ compensation.

	Type of Compensation as a % of Total Compensation in Fiscal 2009
Name	Variable Compensation (Performance Bonus and Stock Options) (1)	Guaranteed Compensation (Base Salary) (2)	Perquisites and Other Benefits (3)
Lawrence J. Ellison	97.0%	1.2%	1.8%
Jeff Epstein	91.9%	6.6%	1.5%
Safra A. Catz	98.1%	1.9%	Less than 0.1%
Charles E. Phillips, Jr.	97.7%	2.3%	Less than 0.1%
Juergen Rottler	94.5%	5.3%	0.2%
Keith G. Block	93.5%	6.3%	0.2%

(1)

Comprised of annual performance cash bonus for fiscal 2009 performance (as disclosed in the Summary Compensation Table) and the grant date fair value of stock options granted during fiscal 2009 (as disclosed in the Grants of Plan-Based Awards Table).

(2)	Comprised of fiscal 2009 base salary (as disclosed in the Summary Compensation Table).
(3)	Comprised of perquisites and other benefits paid in fiscal 2009 (as disclosed in the Summary Compensation Table).

The principal elements of our executive compensation program in fiscal 2009 are summarized in the following table and described in more detail below.

Relationship to Compensation Objectives
Compensation Element	Designed to Reward
Base Salary	Experience, knowledge of the industry, duties and scope of responsibility	Provides a minimum, fixed level of cash compensation to attract and retain talented executives who can successfully implement our business strategy

Annual Performance Cash Bonus	Success in achieving annual results	Motivate and reward executives to achieve or exceed annual financial performance goals

Long-Term Equity Compensation – Stock Options	Success in achieving long-term results

Align the executives’ interests with long-term stockholder interests in order to increase overall stockholder value

Motivate and reward executives for achieving long-term results

Retain key executives in a competitive market for talent

Base Salary

Base salary represents the only fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline, minimum amount of annual compensation for our executives. When setting base salary levels each year, the Compensation Committee considers the salaries that our peer companies pay, our performance and the executive’s performance.

Consistent with our compensation philosophy, base salaries tend to remain unchanged unless an individual is promoted or the Compensation Committee determines that an adjustment is necessary. In fiscal 2009, the salaries of our named executive officers remained the same as in fiscal 2008.

During fiscal 2010, our CEO agreed to decrease his annual salary to $1.

Annual Performance Cash Bonus

Our annual performance cash bonus plan is formula-based and seeks to motivate our senior executives by rewarding them when our annual financial performance goals are met or exceeded. As further described under Proposal No. 2, we intend to continue this performance cash bonus plan for fiscal 2010.

The specific bonus formulae were selected to achieve target cash bonus amounts for our named executive officers based on the corporate financial performance goals and targets that we chose for fiscal 2009. Additionally, the relative difficulty of achieving the fiscal 2009 target bonuses generally increased as compared to achieving the fiscal 2008 target bonuses as further described below.

Senior Management

For our CEO, Presidents and CFO, we believe one of the most important factors against which to measure their performance is year-over-year improvement in Oracle’s Non-GAAP Pre-Tax Profits, as defined below. In fiscal 2009:

•	our CEO’s bonus was equal to 0.500% multiplied by the growth in our Non-GAAP Pre-Tax Profits;
•	each of our Presidents’ bonus was equal to 0.300% multiplied by the growth in our Non-GAAP Pre-Tax Profits; and
•	our CFO’s bonus was equal to 0.066% multiplied by the growth in our Non-GAAP Pre-Tax Profits.

If our Non-GAAP Pre-Tax Profits did not grow from one fiscal year to the next, then the above mentioned named executive officers would not be paid any bonus under our executive bonus plan even if we had been profitable that year. The formulae percentages described above remained constant for our CEO and Presidents from fiscal 2008 to fiscal 2009 because the Compensation Committee determined that these percentages resulted in target bonuses that adequately incentivized and rewarded our senior executives.

For fiscal 2009, each of our CEO, Presidents and CFO received a cash bonus that was approximately 40% of their target bonuses and, with the exception of our CFO who joined us in fiscal 2009, were paid approximately 66% less than the bonus amounts they were paid in fiscal 2008. While our Non-GAAP Pre-Tax Profits grew during fiscal 2009, the growth did not exceed the difficult target levels approved by the Compensation Committee at the beginning of fiscal 2009. Consequently, the cash bonuses for our CEO, Presidents and CFO were negatively affected, consistent with our results-oriented program.

The metric we used in our fiscal 2009 executive bonus plan for our CEO, Presidents and CFO was our Non-GAAP Pre-Tax Profit. This Non-GAAP Pre-Tax Profit metric is comprised of our GAAP income before provision for income taxes for fiscal 2009, excluding our fiscal 2009 stock-based compensation expenses, acquisition related and other expenses, restructuring expenses and amortization of intangible assets and including an adjustment to increase our GAAP income before provision for income taxes for the full amount of support revenues recognized from acquired support contracts as if the acquired companies had remained independent entities during fiscal 2009. This metric is regularly used by our management internally to understand, manage and evaluate our business and make operating decisions.

Other Named Executive Officers

Consistent with our results-oriented program, we believe Messrs. Rottler and Block should be incentivized and rewarded based in large measure on the operating results of the portions of the business that they manage and control.

Mr. Rottler is directly responsible for our customer services business. His performance cash bonus in fiscal 2009 was based on his ability to manage the growth in revenues and expenses, and thus the performance, of the following four areas: (1) our software license updates and product support business, (2) our customer education and training business, (3) our Advanced Customer Services business (which consists of solution lifecycle management services, database and application management services, industry-specific solution support centers, and remote and on-site expert services), and (4) our Oracle On Demand business. Mr. Rottler’s annual performance cash bonus was calculated based on the sum of a percentage of the amounts by which the revenue growth exceeded the expense growth in each of these four areas between fiscal 2008 and fiscal 2009. If the calculation resulted in both negative and positive numbers, the amount of Mr. Rottler’s overall bonus would be the sum of these numbers. As the growth in these four profitability measures increased, Mr. Rottler’s bonus increased accordingly. If profitability declined for any of the four measures, his overall bonus would have been reduced to as low as $0 to reflect that decline.

We believe Mr. Rottler’s target bonus was difficult to achieve. If the growth in the expenses in any one area had exceeded the revenue growth in the same area during fiscal 2009, he would not have been paid a bonus under our executive bonus plan relating to that portion of the business that he oversees, even if this profitability measure had indicated that actual revenues (as opposed to revenue growth) for that one area were greater than actual expenses for that same area in fiscal 2009. Furthermore, we believe Mr. Rottler’s target bonus was difficult to achieve because even if three of his four business units were profitable, he could have received no bonus if the negative bonus amount (based on the losses from the one unprofitable business unit) was greater than the positive bonus amounts (based on the combined profits from the other three business units). For fiscal 2009, Mr. Rottler received approximately 112% of his target bonus based on actual performance.

For Mr. Block, who was directly responsible for our sales and consulting organizations in North America, we believe two of the most important factors by which to measure his performance were (1) year-over-year growth in the revenues and bookings (i.e., amounts associated with contracts signed) of the products and services which he is responsible for selling in North America; and (2) over-achievement of the prescribed profit margin targets of the products and services which he is responsible for selling in North America. We measure the growth in license revenues, customer relationship management “On Demand” revenues and outsourcing bookings, and changes in licensing, outsourcing and consulting profit margins. Mr. Block’s annual performance cash bonus was calculated based on the sum of (i) a percentage of the growth in these revenues and bookings in North America and (ii) a percentage of the amount by which these profit margins for North America exceed a pre-determined target.

We believe Mr. Block’s fiscal 2009 target bonus was more difficult to achieve than his fiscal 2008 target bonus because it required continued growth of revenues and bookings year-over-year during a global economic downturn. The focus on profit margins further increased the difficulty of achieving his target bonus. In fiscal 2009, Mr. Block received a $0 bonus, further demonstrating that it was difficult to achieve his target bonus.

We have not disclosed the specific formulae or performance targets of Messrs. Rottler or Block for several reasons, including our belief that disclosure would result in competitive harm to us. Mr. Rottler’s bonus formula includes expense amounts for the customer services organizations that he manages, and Mr. Block’s bonus formula includes profit margin targets and bookings and revenue targets and results. We do not publicly disclose this information and, if disclosed, we believe the information would provide competitors and others with insights into our operational strengths and weaknesses that would be harmful to us.

Long-term Incentive Compensation—Stock Options

In fiscal 2009, our equity incentive program for our named executive officers consisted exclusively of stock options. Stock options give the executives the right to purchase at a specified price (that is, the market price of our common stock on the date when the option is granted) a specified number of shares of our common stock for a specified period of time (generally ten years). The named executive officers can exercise this right for the remainder of this specified period of time as the options vest (i.e., become exercisable) over four years.

Our executives realize value on these options only if:

•	our stock price increases (which benefits all stockholders); and

•	the executives remain employed with us beyond the date their options vest.

Generally, the options granted to our senior executives vest 25% each year over a period of four years and have an exercise price equal to the fair market value of our common stock on the grant date.

The Compensation Committee believes that option grants to our senior executives align their interests with stockholder interests by creating a direct link between compensation and stockholder return; give the executives a significant, long-term interest in our success; and create a significant retention tool for key executives in a competitive market for talent.

We believe stock options, as opposed to other forms of equity awards like restricted stock, are consistent with our results-oriented program. When our stock price has not grown, our executives realized little, if any, value from this component of their compensation. We believe this is appropriate because our stockholders also would not have benefited significantly from owning our stock. As our stockholders have been rewarded due to the increase in our stock price, the value of our executives’ stock options has also increased.

We do not believe that the accounting values of our stock option grants reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table below are necessarily an accurate measure of the compensation received by our senior executives. We believe our executives are motivated by the potential for appreciation in our stock price through the use of stock options and not by the accounting values of the stock options. We believe the intrinsic values (i.e., the amount by which our stock price exceeds the option exercise price) of unexercised stock options are a better indicator of their true value and worth to our executives and, therefore, the incentive value of the options. For example, while we report the grant date fair values of our stock option grants for accounting purposes in the Grants of Plan-Based Awards Table below, our executives do not realize these amounts in any tangible way when the options are granted, as demonstrated in the table below. Our executives only realize benefits from their stock options to the extent the options are “in the money” (i.e., our stock price exceeds the stock option exercise price) when they exercise their vested stock options.

Name	Size of Option Grant in FY09 (Shares)	Accounting Grant Date Fair Value of Option Grants in FY09 ($) (1)	Intrinsic Value of FY09 Option Grants as of 5/29/2009 ($) (2)	Intrinsic Value of FY09 Option Grants as of 8/10/2009 ($) (3)
Lawrence J. Ellison	7,000,000	78,421,000	0	3,640,000
Jeff Epstein	1,000,000	6,694,200	2,710,000	4,370,000
Safra A. Catz	5,000,000	39,382,500	0	2,600,000
Charles E. Phillips, Jr.	4,000,000	31,506,000	0	2,080,000
Juergen Rottler	1,000,000	7,876,500	0	520,000
Keith G. Block	1,500,000	11,814,750	0	780,000

(1)	As determined in accordance with SEC rules and presented in the Grants of Plan-Based Awards Table below.

(2)

With the exception of Mr. Epstein’s stock option grant, all stock options were granted on July 3, 2008 with an exercise price of $20.73, which was the closing price of Oracle’s common stock on the NASDAQ Global Select Market on the grant date. The closing price of the common stock on May 29, 2009, the last trading day of fiscal 2009, was $19.59. As this amount is less than the exercise price, the stock options granted in fiscal 2009 to the named executive officers, other than Mr. Epstein, were not “in the money” and had no intrinsic value at the end of fiscal 2009. Mr. Epstein’s option to purchase 1,000,000 shares was granted on October 8, 2008 with an exercise price of $16.88 and had an intrinsic value at the end of fiscal 2009 reflected in the table.

(3)

The named executive officer may not realize this amount because the option shares granted in fiscal 2009 vest 25% each year over four years and were only 25% vested as of August 10, 2009. With the exception of Mr. Epstein’s stock option grant, all stock options were granted on July 3, 2008 with an exercise price of $20.73, which was the closing price of Oracle’s common stock on the NASDAQ Global Select Market on the grant date. Mr. Epstein’s option to purchase 1,000,000 shares was granted on October 8, 2008 with an exercise price of $16.88, which was the closing price of Oracle’s common stock on the NASDAQ Global Select Market on the grant date. The closing price of the common stock on August 10, 2009, the record date, was $21.25. The intrinsic value above is a multiple of the closing price of Oracle’s common stock on August 10, 2009, less the exercise price of the option, multiplied by the number of option shares.

Our corporate philosophy with regard to granting stock options is to:

•	be attentive to the overall number and value of shares underlying the stock options being granted;

•

spread the grant of stock options among a relatively small number of employees, with a focus on our engineers and developers, but make the largest stock option grants to our top performers and individuals with the greatest responsibilities; and

•

manage the overall net stock dilution (i.e., manage the total number of shares outstanding by balancing the dilution effect of granting stock options with our repurchases of our common stock, which reduces our shares outstanding).

Our cumulative potential dilution since June 1, 2006 has been a weighted average annualized rate of 1.3% per year, which we consider to be low relative to the peer companies against which we compare our executive compensation.

Within this framework, the factors that the Compensation Committee considers in determining the size of option grants to our named executive officers include:

•	our potential future financial performance in the named executive officer’s principal area of responsibility and the degree to which we wish to incentivize the executive;

•	the potential contributions the named executive officer can make to our success;

•	the named executive officer’s expected progress toward non-financial goals within his or her area of responsibility;

•	the named executive officer’s performance;

•	the named executive officer’s experience and level of responsibility;

•	our retention goals for the named executive officer;

•	the appropriate mix of compensation (short versus long-term, guaranteed versus at risk) for the named executive officer;

•	the fair value of the proposed stock option grant and resulting expense for accounting purposes;

•

the intrinsic (i.e., “in-the-money”) value of outstanding, unvested stock options held by the named executive officer and the degree to which such value supports our retention goals for the executive; and

•	the relative size of stock option grants for individuals in similar positions at our peer companies.

The Compensation Committee does not have a set formula by which it determines which of these factors is more or less important, and the specific factors used and their weighting may vary among individual executives.

In fiscal 2009, all of our named executive officers, with the exception of our Presidents and our CFO (who joined us during fiscal 2009), received the same number of option shares that they received in fiscal 2008. Our Presidents each received 1 million additional option shares because of their important leadership roles and significant responsibilities, and their potential for major contributions to Oracle in the future. The Compensation Committee believed the size of each of our named executive officers’ option grants in fiscal 2009 set forth above continued to be sufficient to retain and motivate these executives.

Personal Benefits

In fiscal 2009, we provided our named executive officers with limited personal benefits, or perquisites, that the Compensation Committee believes are reasonable and in the best interests of Oracle and its stockholders. These amounts are reflected in the All Other Compensation column of the Summary Compensation Table below.

Residential Security

The Board has established a residential security program for the protection of our CEO requiring him to have a home security system, including security personnel. We require these security measures for our benefit because of the importance of Mr. Ellison to Oracle, and we believe these security costs and expenses are appropriate and necessary. Mr. Ellison paid for the initial procurement, installation and maintenance of the equipment for this system and the replacement of any equipment, and we paid for the annual costs of security personnel. The Independence Committee reviews and approves the security personnel budget of this residential security program each year.

Aircraft Use

We allow our CEO to be accompanied by family members during business trips on which he uses private aircraft leased by us from a company owned by Mr. Ellison on terms advantageous to Oracle (as further described under “Related Party Transactions — Purchases of Goods and Services — Wing and a Prayer, Incorporated” elsewhere in this proxy statement). We lease the entire aircraft for business travel and are not charged for use of the aircraft based on the number of passengers. Therefore, we believe there is no aggregate incremental cost to Oracle as a result of Mr. Ellison being accompanied by family members. However, a portion of the aircraft leasing costs attributed to any non-business passengers cannot be deducted by Oracle for corporate income tax purposes. In the interests of greater transparency, we have disclosed the amount of these incremental lost tax deductions for fiscal 2009 in a footnote to the Summary Compensation Table below.

Pension Benefits or Supplemental Retirement Benefits

Other than the Oracle Corporation 401(k) Savings and Investment Plan (the “401(k) Plan”) and our 1993 Deferred Compensation Plan (the “Deferred Compensation Plan”), we do not provide any pension or retirement benefits to our named executive officers and do not believe that these types of benefits are necessary to further the objectives of our executive compensation program for our U.S.-based executive officers.

Our named executive officers may elect to defer a portion of their salary and bonus under our Deferred Compensation Plan. We do not guarantee any returns or make matching contributions. We believe our Deferred Compensation Plan is considered important to some of our senior executives for purposes of saving for retirement and is a competitive compensation element. For a description of the Deferred Compensation Plan, see “Non-qualified Deferred Compensation” below.

Severance and Change-in-Control Benefits

With the exception of Juergen Rottler, none of our named executive officers has an employment agreement with Oracle that provides for termination, severance or change-in-control benefits.

Stock options granted to all of our employees, including our named executive officers, under our Amended and Restated 2000 Long-Term Equity Incentive Plan will become fully vested if Oracle is acquired and if the options are not assumed or if the options are assumed and the optionholder’s employment is terminated without cause within 12 months of the acquisition. This stock option vesting acceleration provision is not subject to any other material conditions or obligations.

Mr. Rottler’s employment letter provides for severance if he is involuntarily terminated without cause. We offered this benefit to Mr. Rottler when he was hired as part of a competitive compensation package. See “Potential Payments Upon Termination or Change-in-Control” below for a more detailed discussion of this arrangement with Mr. Rottler.

Determination of Executive Compensation Amounts for Fiscal 2009

CEO Compensation

For fiscal 2009, our Compensation Committee Chairman, Jeffrey S. Berg, discussed with Mr. Ellison, our CEO, his potential base salary, target performance cash bonus award and the size of his stock option grant. The Compensation Committee considered and deliberated on our CEO’s potential fiscal 2009 compensation package and ultimately determined and approved Mr. Ellison’s compensation independently based on the collective judgment of its members.

The Compensation Committee approved Mr. Ellison’s compensation in the amounts disclosed in this proxy statement, which were greater than those of our other named executive officers, because he is not only our CEO with overall responsibility for our business strategy, operations and corporate vision, he is also our founder who has guided Oracle for more than 30 years and who the Compensation Committee believes is vital to our success as a company going forward. The Compensation Committee recognizes that Mr. Ellison has a significant equity interest in Oracle, but believes he should still receive annual compensation because Mr. Ellison plays an active and vital role in our operations, strategy and growth. Nevertheless, during fiscal 2010, Mr. Ellison agreed to decrease his annual salary to $1.

The Compensation Committee approved the specific compensation amounts for fiscal 2009 disclosed in this proxy statement based on our executive compensation philosophy and its subjective evaluation of Mr. Ellison’s performance, the unique contributions he makes to Oracle as its founder and the various other factors described above, including our objective of providing incentives for superior performance. Mr. Ellison was not present when the Compensation Committee deliberated or voted on his compensation.

Other Named Executive Officers’ Compensation

For fiscal 2009, our CEO provided to the Compensation Committee his recommendations with respect to the proposed compensation for the other named executive officers. The Compensation Committee reviewed and gave considerable weight to Mr. Ellison’s recommendations because of his direct knowledge of the other executives’ performance and contributions. The Compensation Committee ultimately used the collective judgment of its members to determine the base salaries, the performance cash bonus opportunities and the size of each stock option grant, for these named executive officers.

For fiscal 2009, the Compensation Committee approved the compensation for Ms. Catz and Mr. Phillips in the amounts disclosed in this proxy statement, which are larger than those of the other named executive officers, because they are our Presidents serving in important leadership positions with significant responsibilities. They not only assist our CEO with setting the overall business strategy, but they also execute on this strategy with the goals of, among other things, growing our profits, becoming an industry leader in each of the specific product categories in which we compete and expanding into new and emerging markets. Ms. Catz also served as our Chief Financial Officer during a portion of fiscal 2009, and Mr. Phillips oversees, among other things, our worldwide sales and marketing and our applications businesses that are specific to particular industry verticals.

Determinations of the Compensation Committee

The Compensation Committee approved the fiscal 2009 compensation for the named executive officers and determined the amounts of fiscal 2009 compensation disclosed in this proxy statement were appropriate and necessary to reward, retain and motivate the named executive officers based on, among other factors, our executive compensation philosophy and its subjective evaluations of:

•	the named executive officers’ critical roles in executing our business and/or acquisition strategies;

•

during fiscal 2009, the increases in our GAAP net income to $5.6 billion, GAAP revenues to $23.3 billion, GAAP operating income to $8.3 billion, and GAAP operating margins up to 36%, all of which was particularly notable given the challenging economic and business environments in the U.S. and globally;

•

as a result of our strong financial performance throughout fiscal 2009, the declaration of our first ever dividend payment on our common stock at a time when certain other companies were either reducing or suspending their dividends;

•

our superior financial performance relative to the financial performance of the peer companies against which we compare our executive compensation, using such measures as revenue growth, growth in net income, growth in operating income, operating margins and total stockholder return;

•

the successful execution of our long-term growth strategy which has contributed to our increasing profitability, consisting of both “internal” or “organic” growth of our existing lines of business through improvement of existing products and services and the development of new products and services, and “external” growth through our successful acquisitions of companies;

•	the growing complexity of our business resulting in increased workloads and responsibilities for our named executive officers, particularly in light of our acquisition strategy;

•	the strong individual performances of our named executive officers and their potential for future leadership; and

•	Mr. Ellison’s strong support for his executive team.

Outside Compensation Consultant

The Compensation Committee selected and directly engaged Compensia, Inc. as its outside advisor for fiscal 2009 to provide the Compensation Committee with insights and market data on executive and director compensation matters, both generally and within our industry. Compensia also assisted the Compensation Committee with a peer company executive compensation comparison. Compensia did not determine or recommend any amounts or levels of our executive compensation for fiscal 2009.

The Compensation Committee recognizes that it is essential to receive objective advice from its outside advisor. Consequently, the Compensation Committee is solely responsible for retaining and terminating Compensia, Compensia reports directly to the Compensation Committee and Compensia does not provide any other services to Oracle. Our CEO did not meet with representatives of Compensia nor did he consult with management’s outside compensation consultant on any of these executive compensation matters for fiscal 2009.

Peer Company Executive Compensation Comparison

While we set overall target compensation significantly above the average compensation level of selected companies to which we annually compare our executive compensation program, achieving our target compensation levels requires successful performance by our senior executives, both collectively and individually. While the Compensation Committee considers executive pay information drawn from peer companies and from the Radford 2008 Executive Compensation Study when setting executive compensation levels at Oracle, it does not target total compensation or any individual compensation element at a specific level or attempt to maintain a specified target percentile within this peer group to determine executive compensation. The Compensation Committee, with the advice of Compensia, annually selects the group of peer companies, which are generally in the technology sector, based on a number of factors, such as:

•	their size and complexity;

•	their market capitalization;

•	their competition with us for talent;

•	the nature of their businesses;

•	the industries and regions in which they operate; and

•	the structure of their compensation programs (including the extent to which they rely on bonuses and other at-risk, performance-based compensation) and the availability of compensation information.

For fiscal 2009, the companies comprising the peer group included:

Apple Inc.	Google Inc.	Motorola, Inc.
Applied Materials, Inc.	Hewlett-Packard Company	QUALCOMM Incorporated
Cisco Systems, Inc.	Intel Corporation	SAP AG
Dell Inc.	International Business	Texas Instruments Incorporated
eBay Inc.	Machines Corporation	Yahoo! Inc.
EMC Corporation	Microsoft Corporation

Tax and Accounting Considerations

In evaluating potential compensation alternatives, our Compensation Committee considers the possible impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executives unless, among other things, such compensation is performance-based and has been approved by stockholders. We therefore design our executive compensation program, including our annual performance cash bonus plan and our stock option grants, to be eligible for deductibility to the extent permitted by the relevant tax regulations, including Section 162(m) of the Code. However, we may from time to time pay compensation to our senior executives that may not be deductible if there are non-tax reasons for doing so.

In fiscal 2009, the annual performance cash bonuses paid to our named executive officers and our stock option grants were structured with the intent that they qualify as performance-based compensation under Section 162(m) of the Code and we expect them to be fully deductible.

We have also structured our executive compensation program with the intention that it comply with Section 409A of the Code which may impose additional taxes on our senior executives for deferred compensation that is not in compliance with Section 409A.

Accounting considerations also play an important role in the design of our executive compensation program. Accounting rules require us to expense the fair values (valued based on accounting standards) of our stock option grants, which reduces the amount of our reported profits. Because of this stock-based expensing and the impact of dilution to our stockholders, we closely monitor the number and the fair values of the option shares.

Stock Ownership Considerations

As discussed in greater detail under the heading “Corporate Governance – Corporate Governance Guidelines” elsewhere in this proxy statement, the Board has adopted guidelines for the directors and executive officers, including the named executive officers, concerning their ownership of our common stock. The ownership guidelines specify the minimum amount of shares that the directors and executive officers should own. The purpose of the stock ownership guidelines is to more closely align the interests of the directors and executive officers with the interests of our other stockholders through good and bad economic times. In addition, the stock ownership guidelines are designed to strengthen the link between our long-term performance and executive compensation.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by: Jeffrey S. Berg, Chair

Hector Garcia-Molina

Naomi O. Seligman

Dated: August 14, 2009

Summary Compensation Table for Fiscal 2009, 2008 and 2007

The following table provides summary information concerning cash and other compensation we paid to (i) our Chief Executive Officer, (ii) our Executive Vice President and Chief Financial Officer, (iii) our President who served as our Chief Financial Officer for a portion of fiscal 2009, and (iv) each of our three most highly compensated executive officers other than our CEO and two CFOs, as determined by reference to compensation for fiscal 2009 (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)		Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Lawrence J. Ellison Chief Executive Officer	2009	1,000,000	(3)	50,730,092	3,586,813	1,493,946	56,810,851
	2008	1,000,000		35,176,977	10,779,000	1,447,000	48,402,977
	2007	1,000,000		23,874,680	8,369,000	1,724,424	34,968,104
Jeff Epstein (4) Executive Vice President and Chief Financial Officer	2009	511,742		1,077,491	474,177	121,742	2,185,152
Safra A. Catz (5) President	2009	800,000		21,328,455	2,152,088	18,150	24,298,693
	2008	800,000		13,149,641	6,467,000	18,080	20,434,721
	2007	800,000		8,854,232	4,882,000	16,742	14,552,974
Charles E. Phillips, Jr. President	2009	800,000		16,374,486	2,152,088	13,050	19,339,624
	2008	800,000		9,727,048	6,467,000	12,980	17,007,028
	2007	800,000		6,965,531	4,882,000	69,942	12,717,473
Juergen Rottler Executive Vice President, Oracle Customer Services	2009	600,000		5,183,849	2,675,043	16,806	8,475,698
Keith G. Block Executive Vice President, North America Sales and Consulting	2009 2008 2007	800,000 800,000 800,000		7,458,343 5,286,590 4,131,542	0 3,909,000 2,630,000	14,862 14,876 16,732	8,273,205 10,010,466 7,578,274

(1)

These amounts reflect the fiscal 2009, 2008 or fiscal 2007 stock-based compensation expense values, as the case may be, determined by Oracle in accordance with FAS 123R for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). Please refer to “Compensation Discussion and Analysis – Long-term Incentive Compensation – Stock Options” elsewhere in this proxy statement for a description of the intrinsic value of the options. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions for grants made during fiscal 2009, 2008 and fiscal 2007, respectively, see Note 13 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2009, Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2008 and Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2007, each as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal 2007, see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the respective fiscal year. See the Grants of Plan-Based Awards Table for additional information on the stock option awards granted in fiscal 2009.

(2)	For fiscal 2009, this column includes:

(a)

Company matching contributions under the 401(k) Plan of $5,100 for each of Messrs. Ellison, Rottler, Block and Ms. Catz, and $10,200 for Mr. Epstein. Similar to our other employees, named executive officers are also eligible to participate in 401(k) Plan and we match 50% of an eligible salary deferral up to the first 6% of such deferrals, not to exceed $5,100 in a calendar year and subject to a vesting schedule.

As disclosed in footnote (4) below, Mr. Epstein joined us on September 8, 2008. During fiscal 2009, Mr. Epstein was able to receive two company matching contributions of $5,100 each because matching contributions are made on a calendar year basis.

(b)

Flexible credits used toward cafeteria-style benefit plans, including life insurance and long-term disability benefits, in the amount of $9,774 for Mr. Ellison, $9,958 for Mr. Epstein, $13,050 for Ms. Catz and Mr. Phillips, $11,706 for Mr. Rottler and $9,762 for Mr. Block.

(c)

Security-related costs and expenses of $1,479,072 for Mr. Ellison’s residence. Pursuant to a residential security program for Mr. Ellison, which was adopted by the Board of Directors and is described in the CD&A, Mr. Ellison is required to have home security. We believe these security costs and expenses are appropriate business expenses.

(d)

In accordance with the terms of Mr. Epstein’s employment letter, during fiscal 2009 we paid $70,425 of his documented relocation expenses to assist with moving costs and temporary accommodations. We also paid $31,159 in related tax gross-ups to Mr. Epstein.

(e)	The following may be deemed to be “personal benefits” for our named executive officers although there was no aggregate incremental cost to us during fiscal 2009:

(i)

As a result of our acquisition of Siebel Systems, we inherited golf memberships for which Mr. Block was a designated member. The membership is intended to be used primarily for business purposes but may be used for personal use as well. Mr. Block did not use the membership during fiscal 2009, so we did not include the amount we paid for the annual membership ($9,675 in fiscal 2009) in Mr. Block’s All Other Compensation column.

(ii)

We assist our executives with complying with reporting obligations under applicable laws in connection with their personal political campaign contributions. We did not pay on behalf of or reimburse any of our named executive officers for the use of this service in fiscal 2009.

(iii)

Mr. Ellison may be accompanied by family members on an airplane leased by us for business trips. We lease the entire aircraft for his business travel and are not charged for use of the aircraft based on the number of passengers. Therefore, we believe there is no aggregate incremental cost as a result of Mr. Ellison being accompanied by family members. However, in the interests of transparency, we estimate that this use resulted in a loss of a corporate income tax deduction in the amount of approximately $207,033 (which is not included in this column) for fiscal 2009.

(3)	During fiscal 2010, Mr. Ellison agreed to decrease his annual salary to $1.

(4)	Mr. Epstein joined Oracle on September 8, 2008 and his appointment as Chief Financial Officer became effective on September 23, 2008.

(5)	Ms. Catz served as our Chief Financial Officer until September 23, 2008.

Stock Options and Option Grant Administration

Our Board of Directors has designated the Compensation Committee as the administrator of our Amended and Restated 2000 Long-Term Equity Incentive Plan and our Amended and Restated 1993 Directors’ Stock Plan. The Compensation Committee, among other things, selects grantees under our Amended and Restated 2000 Long-Term Equity Incentive Plan, approves the form of grant agreements, determines the terms and restrictions applicable to the equity awards and adopts sub-plans for particular subsidiaries or locations.

We have a policy of generally granting stock options on preset dates. The Compensation Committee holds regular meetings on a scheduled date each month to consider and approve option grants (other than the annual stock option grants described below), including grants to new hires and promoted employees. The Board has also delegated to an executive officer committee, consisting of our Chief Executive Officer, the authority to approve grants of options to acquire up to 100,000 shares to non-executive officers and employees. The F&A Committee also monitors the dilution and overhang effects of our outstanding stock options in relation to the total number of outstanding shares of our common stock. We do not grant stock options in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on stock option grant dates.

Because we believe stock options are an important part of our compensation program, we also grant options on an annual basis to key employees, including our executive officers. The Compensation Committee approves these annual option grants during the ten business-day period following the second trading day after the announcement of our fiscal year-end earnings report. We implemented this policy in an effort to issue our annual stock option grants during the time when potential material information regarding our financial performance is most likely to be available to the market.

Grants of Plan-Based Awards During Fiscal 2009

The following table shows equity and non-equity awards granted to the named executive officers during the fiscal year ended May 31, 2009. The equity awards identified in the table below are also reported in the Outstanding Equity Awards at 2009 Fiscal Year-End Table.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Option Awards (3) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Lawrence J. Ellison	7/3/08	—	—	—	7,000,000	20.73	78,421,000
	8/14/08 (4)	—	9,081,975	13,622,964	—	—	—
Jeff Epstein	10/8/08	—	—	—	1,000,000	16.88	6,694,200
	5/28/09 (4)	—	1,200,000	1,800,002	—	—	—
Safra A. Catz	7/3/08	—	—	—	5,000,000	20.73	39,382,500
	8/14/08 (4)	—	5,449,185	8,173,778	—	—	—
Charles E. Phillips, Jr.	7/3/08	—	—	—	4,000,000	20.73	31,506,000
	8/14/08 (4)	—	5,449,185	8,173,778	—	—	—
Juergen Rottler	7/3/08	—	—	—	1,000,000	20.73	7,876,500
	8/14/08 (4)	—	2,393,165	3,589,748	—	—	—
Keith G. Block	7/3/08	—	—	—	1,500,000	20.73	11,814,750
	8/14/08 (4)	—	4,164,209	6,246,314	—	—	—

(1)

The target and maximum plan award amounts reported in these columns are derived from our fiscal 2009 executive bonus plan. The actual payout amounts for fiscal 2009 are set forth in the Non-Equity Incentive Plan Compensation column of our Summary Compensation Table above.

(2)	The options reported in this column were granted under our Amended and Restated 2000 Long-Term Equity Incentive Plan and vest 25% per year over four years on each anniversary of the date of grant.

(3)

These amounts reflect the grant date fair values determined by Oracle for accounting purposes for these awards and do not reflect whether the recipients have actually realized or will realize a financial benefit from the awards, such as by exercising the stock options. Please refer to “Compensation Discussion and Analysis – Long-term Incentive Compensation – Stock Options” elsewhere in this proxy statement for a description of the intrinsic value of the options. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions underlying the grant date fair value of these awards, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2009, as filed with the SEC.

(4)

With the exception of Mr. Epstein, who joined us during fiscal 2009, the grant date refers to the date the Compensation Committee approved the fiscal 2009 executive bonus plan. The fiscal 2009 executive bonus plan was also subject to stockholder approval, which was received on October 10, 2008. For Mr. Epstein, the grant date refers to the date the Compensation Committee approved his bonus formula under the fiscal 2009 executive bonus plan.

Outstanding Equity Awards at 2009 Fiscal Year-End

Our equity incentive program for our named executive officers consists exclusively of stock options. The following table provides information on the holdings of stock options by the named executive officers at May 31, 2009. This table includes unexercised and unvested option awards. Each outstanding stock option is shown separately for each named executive officer.

	Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Lawrence J. Ellison	07/11/03	900,000	0	12.6000	07/11/13
	08/27/04	2,500,000	0	10.2300	08/27/14
	06/20/05	4,500,000	1,500,000	12.3400	06/20/15
	07/06/06	3,500,000	3,500,000	14.5700	07/06/16
	07/05/07	1,750,000	5,250,000	20.4900	07/05/17
	07/03/08	0	7,000,000	20.7300	07/03/18
Jeff Epstein	10/08/08	0	1,000,000	16.8800	10/08/18
Safra A. Catz	03/13/00	800,000	0	40.8125	03/13/10
	06/04/01	2,000,000	0	15.8600	06/04/11
	07/11/03	700,000	0	12.6000	07/11/13
	08/27/04	750,000	0	10.2300	08/27/14
	06/20/05	2,250,000	750,000	12.3400	06/20/15
	07/06/06	2,000,000	2,000,000	14.5700	07/06/16
	07/05/07	1,000,000	3,000,000	20.4900	07/05/17
	07/03/08	0	5,000,000	20.7300	07/03/18
Charles E. Phillips, Jr.	08/27/04	187,500	0	10.2300	08/27/14
	06/20/05	0	500,000	12.3400	06/20/15
	07/06/06	750,000	1,500,000	14.5700	07/06/16
	07/05/07	750,000	2,250,000	20.4900	07/05/17
	07/03/08	0	4,000,000	20.7300	07/03/18
Juergen Rottler	09/24/04	100,000	0	11.0500	09/24/14
	06/20/05	125,000	375,000	12.3400	06/20/15
	07/06/06	0	500,000	14.5700	07/06/16
	07/05/07	250,000	750,000	20.4900	07/05/17
	07/03/08	0	1,000,000	20.7300	07/03/18
Keith G. Block	03/13/00	180,000	0	40.8125	03/13/10
	06/04/01	111,510	0	15.8600	06/04/11
	01/14/02	826,000	0	16.2700	01/14/12
	08/13/04	125,000	0	9.9000	08/13/14
	06/20/05	375,000	375,000	12.3400	06/20/15
	07/06/06	375,000	750,000	14.5700	07/06/16
	07/05/07	375,000	1,125,000	20.4900	07/05/17
	07/03/08	0	1,500,000	20.7300	07/03/18

(1)	All options vest or vested 25% per year over four years on each anniversary of the date of grant.

Option Exercises During Fiscal 2009

The following table sets forth information with respect to the named executive officers concerning the exercises of stock options during fiscal 2009.

	Option Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise (1)($)
Lawrence J. Ellison	10,000,000	124,150,000
Jeff Epstein	—	—
Safra A. Catz	2,000,000	15,275,718
Charles E. Phillips, Jr.	500,000	4,057,815
Juergen Rottler	810,776	5,288,379
Keith G. Block	—	—

(1)

The value realized on exercise is calculated as the difference between (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold or (ii) the closing market price of the shares underlying the options exercised if the shares were held and (B) the applicable exercise price of those options.

Non-qualified Deferred Compensation

Employees (including our executive officers) earning an annual base salary of $175,000 or more are eligible to enroll in our Deferred Compensation Plan in which these employees may elect to defer annually the receipt of a portion of their compensation and thereby defer taxation of these deferred amounts until actual payment of the deferred amounts in future years.

Participants may elect to defer base salary, bonus and commissions earned during a given year. The maximum amount of compensation permitted to be deferred is the amount remaining after all deductions for other benefits and taxes are first deducted from the gross payment. Participants may defer payment until age 59  1/2 or until termination of employment, subject to earlier payment in the event of a change of control of Oracle or death. Distributions may be made, at the participant’s option, in a lump sum payment or in installments over a period of five or ten years.

Participating employees may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments chosen by them. Almost all of the investment options in our Deferred Compensation Plan are identical to the investment options in our 401(k) Plan.

The table below provides information on the non-qualified deferred compensation of the named executive officers in fiscal 2009.

Name	Executive Contributions in FY 2009 ($)	Registrant Contributions in FY 2009 ($)	Aggregate Earnings in FY 2009 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at FY 2009-end (3) ($)
Lawrence J. Ellison	—	—	(3,515,119)	—	8,509,364
Jeff Epstein	—	—	—	—	—
Safra A. Catz	—	—	—	—	—
Charles E. Phillips, Jr.	—	—	—	—	—
Juergen Rottler	2,537,700 (1)	—	(2,462,996)	—	5,010,302
Keith G. Block	208,600 (2)	—	47,327	—	3,978,993

(1)

Reflects the deferral of a portion of Mr. Rottler’s fiscal 2009 base salary in the amount of $162,500 (which is included in the “Salary” column in our Summary Compensation Table above) and a portion of his fiscal 2008 non-equity incentive plan bonuses (paid in fiscal 2009). Does not include amounts deferred in fiscal 2010 under the fiscal 2009 non-equity incentive plan reported as earned for fiscal 2009 in the Summary Compensation Table above.

(2)

Reflects the deferral of a portion of Mr. Block’s fiscal 2009 base salary in the amount of $16,000 (which is included in the “Salary” column in our Summary Compensation Table above) and a portion of his fiscal 2008 non-equity incentive plan bonuses (paid in fiscal 2009).

(3)

Includes all amounts contributed in fiscal 2009 (and reflected in the column titled “Executive Contributions in FY 2009”) but does not include amounts deferred in fiscal 2010 under the fiscal 2009 non-equity incentive plan reported as earned for fiscal 2009 in the Summary Compensation Table above. Also includes executive contributions from base salaries and/or bonuses reported in the Summary Compensation Table of our previous proxy statements for the year earned to the extent the executive was a named executive officer for purposes of the SEC’s executive compensation disclosure rules.

Potential Payments Upon Termination or Change-in-Control

With the exception of Juergen Rottler, none of our named executive officers has an employment agreement or other arrangement that provides for termination, severance or change-in-control payments or benefits.

Change-in-Control Benefits

The vesting of all outstanding stock options under our Amended and Restated 2000 Long-Term Equity Incentive Plan, including those held by our named executive officers, will fully accelerate if Oracle is acquired and the options are not assumed, or if the options are assumed and the optionholder’s employment is terminated without cause within 12 months of the acquisition.

The following table provides information on the intrinsic value (i.e., the amount by which the market value of our common stock on May 29, 2009, the last trading day of fiscal 2009 ($19.59 per share), exceeded the exercise price), as of May 31, 2009 of the unvested “in-the-money” stock options held by our named executive officers which would accelerate under the circumstances described in the preceding paragraph.

Potential Benefits Upon a Change-in-Control as of May 31, 2009
Name	Intrinsic Value of Unvested In-the-Money Stock Options as of May 31, 2009 ($)
Lawrence J. Ellison	28,445,000
Jeff Epstein	2,710,000
Safra A. Catz	15,477,500
Charles E. Phillips, Jr.	11,155,000
Juergen Rottler	5,228,750
Keith G. Block.	6,483,750

Severance Benefits for Juergen Rottler

Mr. Rottler’s employment letter provides for severance if he is “involuntarily terminated without cause” (which is not defined in the employment letter). Upon such termination and Mr. Rottler’s execution of a full release of claims, the employment letter provides for the following severance, subject to approval by the Compensation Committee: (a) a lump sum cash payment equal to Mr. Rottler’s twelve months’ base salary, (b) Mr. Rottler’s pro-rated bonus for the applicable fiscal year, and (c) twelve months of COBRA coverage.

The table below assumes that Mr. Rottler was involuntarily terminated without cause on May 31, 2009 and reflects the amounts he would have received under the terms of his employment letter, including his full actual bonus for fiscal 2009. As disclosed above, none of our other named executive officers has an employment agreement or other arrangement that provides for termination or severance payments or benefits.

Potential Payments and Benefits Upon an Involuntary Termination without Cause as of May 31, 2009

Name	Termination Payment - Salary ($)	Termination Payment - Bonus ($)	COBRA Benefits ($)(1)	Pre-Tax Total ($)
Juergen Rottler	600,000	2,675,043	22,578	3,297,621

(1)	Calculated based on annual premiums paid by Mr. Rottler. We self-insure for this medical benefit. Consequently, such amount does not necessarily reflect all of the potential future costs to Oracle.

Equity Compensation Plan Information

The following table summarizes information, as of May 31, 2009, regarding our equity compensation plans.

	May 31, 2009
( in millions, except price data)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity compensation plans approved by stockholders	306	$18.48	319	(2)
Equity compensation plans not approved by stockholders (3)	54	$17.40	—

Total	360	$18.32	319

(1)	These numbers exclude the shares listed under the column heading “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”
(2)	This number includes 78 million shares available for future issuance under the Oracle Corporation Employee Stock Purchase Plan (1992).
(3)	These options and restricted stock units were assumed in connection with our acquisitions. No additional awards were or can be granted under the plans that originally issued these awards.

REPORT OF THE FINANCE AND AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Review of Oracle’s Audited Financial Statements for the Fiscal Year Ended May 31, 2009

The Finance and Audit Committee (the “F&A Committee”) has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended May 31, 2009.

The F&A Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees” as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The F&A Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the F&A Committee concerning independence and the F&A Committee has discussed the independence of Ernst & Young LLP with that firm.

Based on the F&A Committee’s review and discussions noted above, the F&A Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended May 31, 2009, for filing with the Securities and Exchange Commission.

Submitted by:	Donald L. Lucas, Chair
Michael J. Boskin, Vice Chair
H. Raymond Bingham

Dated: June 29, 2009

RELATED PARTY TRANSACTIONS

We occasionally enter into transactions with entities in which an executive officer, director, 5% or more beneficial owner of our common stock or an immediate family member of these persons has a direct or indirect material interest. As set forth in the charter for the Independence Committee which is posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor, the Independence Committee reviews and approves each individual related person transaction exceeding $120,000, including material amendments thereto.

To be approved, the Independence Committee must be informed or have knowledge of:

•	the related person’s relationship or interest; and

•	the material facts of the proposed transaction, and any material amendments thereto.

The proposed transaction, and any material amendments thereto, must be on terms that, when taken as a whole, are fair to us.

We annually survey our directors and executive officers to identify any entities they are affiliated with which may enter into a transaction with us that would require disclosure as a related person transaction. We prepare a list of related person entities, which we post internally for reference by our sales force and our purchasing groups. We also periodically review and update this list with Mr. Ellison’s advisors, as almost all of the entities on this list are direct or indirect investments of Mr. Ellison. Potential transactions are compared against this list by management to determine if they require review and approval by the Independence Committee. With respect to sales of software and services, we also compare our general ledger against this list to determine if any related person transactions occurred without pre-approval and the reason pre-approval was not obtained, whether inadvertent or otherwise.

For sales of software and services to be approved by the Independence Committee, we provide the Independence Committee with data indicating that the proposed discounts and terms are consistent with the discounts and terms provided to unrelated customers. For purchases, we provide the Independence Committee with data points showing that the rates or prices are comparable to the rates or prices we could have obtained from an unrelated vendor.

Mr. Ellison has entered into a written price protection agreement with us that applies to any related person transaction involving a purchase of goods or services from an entity in which Mr. Ellison has a direct or indirect material interest and which we enter into while Mr. Ellison is one of our executive officers or our Chairman of the Board of Directors. Under this agreement, if we present Mr. Ellison with reasonable evidence of a lower price or rate for the same goods or services offered by the related company, which would have been available to us at the time we entered into the applicable transaction, then Mr. Ellison will reimburse us for the difference. This agreement expires three years after the date on which Mr. Ellison is neither an executive officer of Oracle nor Chairman. The Independence Committee may approve certain other transactions where they can conclude such transactions are otherwise on terms that were fair to us.

The Independence Committee also reviews and monitors on-going relationships with related parties to ensure they continue to be on terms that are fair to us. On an annual basis, the Independence Committee receives a summary of all transactions with related parties, including transactions that did not require approval. Total related person transaction revenues and operating expenses were 0.02% and 0.01%, respectively, of our total revenues and operating expenses in fiscal 2009.

Sales of Software and Services

In the ordinary course of our business, we have sold software and services to companies in which Mr. Ellison directly or indirectly has a controlling interest. For fiscal 2009, the total amount of all purchases by these companies was approximately $2.7 million. Included in the disclosure are reseller transactions, which involve the purchase of products and services for resale to independent third parties. The following list identifies which of these companies purchased more than $120,000 in software and services from us in fiscal 2009 and also identifies amounts contracted during this period for future services, primarily software maintenance and product support to be provided in fiscal 2010:

•	LeapFrog Enterprises, Inc. (approximately $701,000 in fiscal 2009 and approximately $468,000 for future services);

•	NetSuite, Inc. (approximately $1,445,000 in fiscal 2009 and approximately $121,000 for future services); and

•	Pillar Data Systems, Inc. (approximately $464,000 in fiscal 2009 and approximately $16,000 for future services).

Mr. Conrades is Executive Chairman of the Board of Akamai Technologies, Inc. (“Akamai”) and Ms. Seligman is currently a director of Akamai. Akamai purchased from us approximately $1,338,000 in software and services in fiscal 2009. In addition, as disclosed below, in fiscal 2009 we purchased services from Akamai.

Purchases of Goods and Services

As disclosed above, Akamai is a related party. During fiscal 2009, we purchased approximately $453,000 in streaming and hosting services from Akamai. In addition, we occasionally enter into transactions, other than the sale of software and services, with companies in which Mr. Ellison, directly or indirectly, has a controlling interest. In fiscal 2009, we purchased goods and services in excess of $120,000 from one such company, as described below.

Wing and a Prayer, Incorporated

We lease aircraft from Wing and a Prayer, a company owned by Mr. Ellison. The aggregate payment amount for our use of the aircraft in fiscal 2009 was approximately $655,000. The Independence Committee has determined that the amounts billed for our use of the aircraft and pilots are at or below the market rate charged by third-party commercial charter companies for similar aircraft.

LEGAL PROCEEDINGS

We are not involved in any legal proceedings in which any director or executive officer is adverse to Oracle. Certain lawsuits we are involved in are discussed under Note 17 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended May 31, 2009, as filed with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and any persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of any Section 16(a) forms received by us or written representations from the Reporting Persons, we believe that with respect to the fiscal year ended May 31, 2009, all the Reporting Persons complied with all applicable filing requirements except that, inadvertently, one untimely filing with respect to an option exercise and same-day sale transaction during fiscal 2009 was made by Loïc le Guisquet, and due to a technical error in filing, one of Michael J. Boskin’s forms reporting a stock option grant was filed one day late.

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Finance and Audit Committee” and the “Report of the Compensation Committee” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting, stockholders will elect directors to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable or unwilling to serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable or unwilling to serve as a director.

Directors

The following incumbent directors are being nominated for re-election by our Board, including our Chief Executive Officer and our other executive officers on our Board: Jeffrey S. Berg, H. Raymond Bingham, Michael J. Boskin, Safra A. Catz, Bruce R. Chizen, George H. Conrades, Lawrence J. Ellison, Hector Garcia-Molina, Jeffrey O. Henley, Donald L. Lucas, Charles E. Phillips, Jr. and Naomi O. Seligman. Please see “Board of Directors – Incumbent Directors” elsewhere in this proxy statement for information concerning each of our incumbent directors.

Required Vote

Directors are elected by a plurality of votes cast. Our majority voting policy for directors in our Corporate Governance Guidelines states that in an uncontested election, if any director nominee receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election (a “Majority Withheld Vote”) and no successor has been elected at such meeting, the director nominee shall tender his or her resignation following certification of the stockholder vote.

The Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board may accept a director’s resignation or reject the resignation. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our bylaws. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting of stockholders and until his or her successor is duly elected, or his or her earlier resignation or removal.

Full details of our majority voting policy for directors are set forth in our Corporate Governance Guidelines.

The Board of Directors recommends a vote

FOR the election of each of the nominated directors.

PROPOSAL NO. 2

ADOPTION OF THE FISCAL YEAR 2010 EXECUTIVE BONUS PLAN

On August 21, 2009, the Compensation Committee unanimously approved the adoption of the Fiscal Year 2010 Executive Bonus Plan (the “Bonus Plan”) and directed that the Bonus Plan be submitted to the stockholders at the Annual Meeting. If the Bonus Plan is not approved by stockholders, targets under the Bonus Plan set by the Compensation Committee on August 21, 2009, will be null and void, and no payments relating to those targets may be made. We may also pay discretionary bonuses, or other types of compensation, outside the Bonus Plan which may or may not be deductible.

The purpose of the Bonus Plan is to motivate certain executives to achieve our financial performance objectives and to reward them when those objectives are met.

Required Vote

Approval of the adoption of the Bonus Plan requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at the Annual Meeting.

The Board of Directors recommends a vote FOR

approval of adoption of the Fiscal Year 2010 Executive Bonus Plan.

Description of the Fiscal Year 2010 Executive Bonus Plan

Eligibility. Participants in the Bonus Plan are chosen solely at the discretion of the Compensation Committee. Our Chairman, Chief Executive Officer, our Presidents, all of our Executive Vice Presidents and one of our Senior Vice Presidents are eligible to be considered for participation in the Bonus Plan. As of August 21, 2009, there were 12 persons chosen to participate for fiscal 2010. No person is automatically entitled to participate in the Bonus Plan in any bonus plan year. We may however pay discretionary bonuses, or other types of compensation, outside the Bonus Plan which may or may not be deductible. However, no employee has a guaranteed right to such discretionary compensation as a substitute for a performance award in the event that performance targets are not met or that stockholders fail to approve the material terms of the Bonus Plan.

History. The Compensation Committee approved the adoption of the Bonus Plan, which is part of the overall compensation program for our executives, on August 21, 2009.

Purpose. The purpose of the Bonus Plan is to motivate the participants to achieve our financial performance objectives and to reward them when those objectives are met with bonuses that are intended to be deductible by us to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration. The Bonus Plan will be administered by the Compensation Committee, consisting of no fewer than two members of the Board, each of whom qualifies as an “outside director” within the meaning of Section 162(m) of the Code.

Determination of Awards. Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment, in fiscal 2010, and certification of, performance criteria established by the Compensation Committee. For fiscal 2010:

(a)

Mr. Ellison, our Chief Executive Officer; Mr. Henley, our Chairman of the Board; Ms. Catz and Mr. Phillips, our Presidents, Mr. Epstein, our Chief Financial Officer and one of our Executive Vice Presidents, will each receive an award based on Oracle’s improvement in its pre-tax profit on a non-GAAP basis from fiscal 2009 to fiscal 2010;

(b)

four of our Executive Vice Presidents and one of our Senior Vice Presidents directly responsible for sales and consulting (collectively, the “Sales and Consulting Participants”) will receive an award based upon growth in license revenues, On Demand bookings (i.e., amounts associated with contracts signed) and customer relationship management On Demand revenues in their respective areas of responsibility from fiscal 2009 to fiscal 2010 and upon reaching and exceeding targets with respect to licensing, On Demand and consulting margins in their respective areas of responsibility for fiscal 2010; and

(c)

Mr. Rottler, our Executive Vice President of Oracle Customer Service will receive an award based on the amount by which revenue growth in our customer services business from fiscal 2009 to fiscal 2010 exceeded the expense growth in our customer services business from fiscal 2009 to fiscal 2010.

The Compensation Committee adopted the performance measures on August 21, 2009, within 90 days after the start of fiscal 2010. Mr. Rottler’s and each Sales and Consulting Participant’s total bonus amount under the Bonus Plan is calculated by summing the applicable individual bonuses for each performance measure, including negative amounts. For all participants, the applicable individual bonus for their performance measure or measures is related to the amount by which the target for each performance measure is exceeded or missed. If the aggregate individual performance target bonus calculation results in a negative number, the individual bonus for such performance measure is zero. The details of each of the formulas with respect to the criteria have not been included in this proxy statement in order to maintain the confidentiality of our revenue, profit, expense and/or margin expectations, which we believe are confidential commercial or business information, the disclosure of which would adversely affect Oracle. In the event of the termination or resignation of a participant during fiscal 2010, we may have the person who assumes the responsibilities of that participant assume the same bonus structure as that participant, but adjusted, as determined by the Compensation Committee, to take into account that such person did not serve in that capacity for the entire fiscal year.

Payment of Awards. All awards will be paid by August 15, 2010, unless a participant has requested to defer receipt of an award in accordance with the Oracle’s Deferred Compensation Plan. For a description of the Deferred Compensation Plan, see “Executive Compensation – Non-qualified Deferred Compensation” elsewhere in this proxy statement.

Maximum Award. The amounts that will be paid pursuant to the Bonus Plan are not currently determinable. The maximum bonus payment that our Chief Executive Officer may receive under the Bonus Plan for fiscal 2010 would be $8,329,022. The maximum bonus payment that any other participant may receive under the Bonus Plan for fiscal 2010 would be less than the maximum bonus payment that our Chief Executive Officer may receive under the Bonus Plan. The maximum bonus payment that each Sales and Consulting Participant and Mr. Rottler may receive under the Bonus Plan for fiscal 2010 is the target bonus for such participant plus a predetermined fixed dollar amount. For all other participants, the maximum bonus is based on a fixed multiple of the target bonus for such participant.

Amendment and Termination. The Compensation Committee may terminate the Bonus Plan, in whole or in part, suspend the Bonus Plan, in whole or in part from time to time, and amend the Bonus Plan, from time to time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or to reconcile any inconsistency in the Bonus Plan or in any award granted thereunder, so long as stockholder approval has been obtained, if required in order for awards under the Bonus Plan to qualify as “performance-based compensation” under Section 162(m) of the Code. The Compensation Committee may amend or modify the Bonus Plan in any respect, or terminate the Bonus Plan, without the consent of any affected participant. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award.

Termination of Employment. In order to be eligible for an award under the Bonus Plan, a participant must be actively employed by us through the date of payment. If a participant’s employment with us terminates for any reason prior to such date of payment, the participant will not be eligible for any award under the Bonus Plan, and no award under the Bonus Plan will be paid to the participant (determined without regard to any election by a participant to defer receipt of an award).

Federal Income Tax Consequences. Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by Oracle. In the event that a participant has requested to defer receipt of an award, FICA taxes will be applied in the year the award is deferred, and income tax withholding will be collected in the year of ultimate payment. We will receive a deduction for the amount constituting ordinary income to the participant, provided that the Bonus Plan satisfies the requirements of Section 162(m) of the Code, which limits the deductibility of nonperformance-related compensation paid to certain corporate executives, and otherwise satisfies the requirements for deductibility under federal income tax law.

Bonus Plan Benefits

Payments under the Bonus Plan will be based on actual performance during fiscal 2010, and so amounts payable cannot be determined. The following table provides certain summary information concerning dollar amounts of bonus plan benefits that would have been paid to our named executive officers and certain other groups for fiscal 2009 if the Bonus Plan had been in effect during fiscal 2009.

Name and Principal Position	Amount ($)
Lawrence J. Ellison Chief Executive Officer	3,586,813

Jeff Epstein Executive Vice President and Chief Financial Officer	474,177

Safra A. Catz President	2,152,088

Charles E. Phillips, Jr. President	2,152,088

Juergen Rottler Executive Vice President, Oracle Customer Services	2,459,613

Keith G. Block Executive Vice President, North America Sales and Consulting	0

Executive Group (12 persons)	15,461,158

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our F&A Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for fiscal 2010. Representatives of E&Y will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

In deciding to engage E&Y, our F&A Committee reviewed, among other factors, auditor independence issues raised by commercial relationships we have with the other major accounting firms. We have no commercial relationship with E&Y that would impair their independence.

The F&A Committee reviews audit and non-audit services performed by E&Y, as well as the fees charged by E&Y for such services. In its review of non-audit service fees, the F&A Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the F&A Committee and its activities with E&Y can be found in the following sections of this proxy statement: “Board of Directors – Committees, Membership and Meetings” and “Report of the Finance and Audit Committee of the Board of Directors”.

Pre-approval Policy and Procedures. We have a policy that outlines procedures intended to ensure that our F&A Committee pre-approves all audit and non-audit services provided to us by E&Y. The current policy provides for (a) general pre-approval of audit-related services which do not exceed certain aggregate dollar thresholds approved by the F&A Committee, and (b) specific pre-approval of all other permitted services and any proposed services which exceed these same dollar thresholds.

The term of any general pre-approval is twelve months from the date of pre-approval, unless the F&A Committee considers a different period and states otherwise. The F&A Committee will annually review and pre-approve a dollar amount for each category of services that may be provided by E&Y without requiring further approval from the F&A Committee. The policy describes the audit, audit-related, tax and all other services that have this general pre-approval, and the F&A Committee may add to, or subtract from, the list of general pre-approved services from time to time.

In connection with this pre-approval policy, the F&A Committee will consider whether the categories of pre-approved services are consistent with the SEC’s rules on auditor independence. The F&A Committee will also consider whether the independent auditor may be best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is necessarily determinative.

The F&A Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to re-approve any such services. It may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit related and tax services and the total amount of fees for certain permissible non-audit services classified as “all other fees.”

The F&A Committee pre-approved all audit and non-audit fees of E&Y during fiscal 2009.

Ernst & Young Fees

The following table sets forth approximate aggregate fees billed to us for fiscal years 2009 and 2008 by E&Y:

Fees	2009	2008
Audit Fees(1)	$15,071,400	$14,458,850
Audit Related Fees(2)	369,000	319,000
Tax Fees(3)	390,420	405,000
All Other Fees(4)	3,560	26,130

TOTAL FEES	$15,834,380	$15,208,980

(1)

Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits or accounting consultations.

(2)

Audit related fees for fiscal 2009 and fiscal 2008 consisted of services with respect to the Statement of Auditing Standards No. 70 examinations related to our On Demand business and acquired entities.

(3)	Tax fees for fiscal 2009 and 2008 consisted principally of transfer pricing related services as well as tax compliance and advisory services for entities acquired by Oracle.

(4)	All other fees for fiscal 2009 and fiscal 2008 consisted principally of subscriptions to Ernst & Young’s online research tool. Fiscal 2008 fees also included training courses and conferences.

Required Vote

The ratification of the selection of E&Y requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at our Annual Meeting.

The Board of Directors recommends a vote FOR the

ratification of the selection of Ernst & Young LLP.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL REGARDING SPECIAL STOCKHOLDER MEETINGS

This year, Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, represented that he has beneficially owned more than $2,000 of Oracle’s common stock for more than one year and has notified us that a representative intends to present the proposal set forth in quotes below (the “Stockholder Meeting Proposal”) at the Annual Meeting.

The Board of Directors opposes the following Stockholder Meeting Proposal for the reasons stated after the Stockholder Meeting Proposal.

“RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

STATEMENT OF KENNETH STEINER: Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt consideration. This proposal does not restrict our board’s current power to call a special meeting.

This proposal topic won impressive 2008 support at:

Occidental Petroleum (OXY)	66%	Emil Rossi (Sponsor)
FirstEnergy (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for further improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm rated our company:

“D” in Board Effectiveness.

“High Governance Risk Assessment.”

“Very High Concern” in executive pay

•

The most striking figure for Lawrence Ellison was his total actual pay of $556 million which ranked Mr. Ellison as the highest paid CEO in The Corporate Library coverage universe. This was a cause for serious concern over the company’s compensation practices.

•	Executive pay of $17 million to $20 million each for Charles Phillips and Safra Catz.
•	Jack Kemp was designated a “Flagged Director” by The Corporate Library due to his involvement with the board of InPhonic, Inc., which filed for Bankruptcy in 2007.
•	Three directors had 15 to 32-years of long-tenure – Independence concern:

Michael Boskin

Donald Lucas

Lawrence Ellison

•	Donald Lucas, with 29-years tenure, was also age 78 and chaired our Audit Committee of three members.
•	We had four “Accelerated Vesting” directors due to their involvement with a board that accelerated stock option vesting just prior to implementation of FAS 123R:

Charles Phillips

Raymond Bingham

Jack Kemp

Naomi Seligman

•	Our directors also served on 3 boards rated “D” or “F” by the Corporate Library:

Charles Phillips          Viacom (VIA)      F-rated

Donald Lucas             Cadence Design Systems (CDNS)

George Conrades        Harley-Davidson (HOG)

•	Three directors were employees – Independence concern.
•	George Conrades owned zero stock – Commitment concern.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings –

Yes on 4”

STATEMENT IN OPPOSITION TO

STOCKHOLDER MEETING PROPOSAL

We oppose the adoption of this stockholder proposal because our bylaws already give stockholders the right to call special meetings, with a more reasonable and appropriate threshold.

Section 1.02 of Oracle’s bylaws provide that special meetings of stockholders may be called at any time and for any purpose by stockholders holding shares representing not less than 20% of the outstanding common stock entitled to vote at the meeting. The Stockholder Meeting Proposal would lower our 20% threshold to 10%.

We believe that the proposal’s 10% threshold is too low and that the existing 20% threshold is reasonable and appropriate given the significant costs and time involved with holding a special meeting of stockholders. Preparing for and holding special meetings of stockholders is time-consuming and expensive. Additionally, it would cause a significant business disruption for us and distract our management.

We believe a 20% threshold strikes the right balance because it ensures that a significant number of stockholders considers a particular matter important enough to merit a special meeting. Maintaining a 20% threshold also prevents a small group of stockholders from calling numerous special meetings on topics that are not of interest to a majority of stockholders and helps avoid waste of corporate resources in addressing narrow or special interests.

The right of our stockholders to be apprised of and vote on significant matters is protected not only by the existing right to call special meetings and participate in our annual meetings, but also by state law and regulations. We are incorporated in Delaware, and Delaware law provides stockholders with the ability to vote on all major corporate actions, such as a merger or sale of substantially all of our assets. Oracle is listed on The NASDAQ Stock Market, and the NASDAQ’s Listing Rules require us to obtain stockholder approval for, among other things, material amendments to existing stock option or equity purchase plans or the adoption of new equity compensation plans.

Furthermore, our stockholders already have the ability to make director nominations, in accordance with Oracle’s bylaw provisions. Please refer to the sections entitled “Corporate Governance – Nomination of Directors” and “Stockholder Proposals for the 2010 Annual Meeting” elsewhere in this proxy statement. Stockholders may also submit recommendations for director candidates to our Nomination and Governance Committee for its consideration and can also communicate concerns to our Board outside of the framework of an annual or special meeting. Please refer to the section entitled “Corporate Governance – Stockholder Matters – Communications with Board” elsewhere in this proxy statement.

For the reasons set forth above, the Board of Directors unanimously recommends a vote AGAINST adoption of the Stockholder Meeting Proposal.

Required Vote

The adoption of the Stockholder Meeting Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote at our Annual Meeting.

The Board of Directors unanimously recommends a vote AGAINST adoption of the Stockholder Meeting Proposal.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL REGARDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

This year, The Marianists Province of the United States, 144 Beach 111th Street, Rockaway Park, NY 11694 and The Vermont Community Foundation, Three Court Street, P.O. Box 30, Middlebury, Vermont 05753, have both represented that their organizations each has beneficially owned more than $2,000 of Oracle’s common stock for more than one year, and have notified us that they are co-sponsoring the proposal set forth in quotes below (the “Advisory Vote Proposal”). The co-sponsors of this proposal have notified us that a representative will present the Advisory Vote Proposal at the Annual Meeting.

The Board of Directors opposes the following Stockholder Advisory Vote Proposal for the reasons stated after the Advisory Vote Proposal.

“RESOLVED, that shareholders of Oracle Corporation request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT: Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance [sic]

In 2008 shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions averaged 43% in favor, demonstrating strong shareholder support for this reform. Public sentiment and Congressional concern about executive compensation has reached new levels of intensity.

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe the results of this vote would provide General Mill’s [sic] board and management useful information about shareholder views on the company’s senior executive compensation.

In its 2008 proxy Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Daniel Amos, Chairman and CEO said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”

A number of other companies have also agreed to an Advisory Vote, including Ingersoll Rand, Verizon, MBIA, H&R Block, Blockbuster, and PG & E. And approximately 400 companies under TARP are now implementing the Advisory Vote providing an opportunity to see it in action.

Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

The Council of Institutional Investors endorsed advisory votes and a bill to allow annual advisory votes passed the House of Representatives by a 2-to-1 margin in the last Congress. We expect this legislation will pass in the near future.

We believe existing U.S. Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.”

STATEMENT IN OPPOSITION TO STOCKHOLDER ADVISORY VOTE PROPOSAL

We oppose adoption of the Advisory Vote Proposal because we believe that a retroactive advisory vote on executive compensation would provide an ineffective and potentially counter-productive means for our stockholders to express their views on this important subject. Consistent with this belief, holders of only approximately 22.9% of our outstanding common stock voted in favor of this identical proposal when it was presented last year.

Oracle is committed to director accountability in setting executive compensation and has implemented policies, practices and procedures in support of that commitment. Our Compensation Committee, which consists entirely of well-informed, experienced and independent directors, meets regularly to review and set executive compensation. In fiscal 2009, the Compensation Committee met 16 times with 100% attendance by the members of the committee. The Committee also retains an outside compensation consulting firm and regularly seeks its advice and assistance as part of the Committee’s review and approval process. As described in the “Executive Compensation – Compensation Discussion & Analysis” section of this proxy statement, the objectives of our compensation program are to attract and retain highly talented and productive executives, provide incentives for superior performance, and align the interests of our executive officers with those of our stockholders. We believe that our Compensation Committee is in the best position to assess these matters and to make an informed judgment as to which practices and procedures are most likely to promote the interests of Oracle and our stockholders.

In addition, as described under the “Corporate Governance” section of this proxy statement, we have established direct lines of communication between our stockholders and members of the Board of Directors (including members of the Compensation Committee) through which our stockholders can provide specific input on all of our practices and procedures, including executive compensation. We believe these factors are of greater benefit than any provided by the retroactive Advisory Vote Proposal.

We believe that the Advisory Vote Proposal may also be contrary to the best interests of our stockholders. Our results-oriented executive compensation program seeks to attract, motivate and retain talented and productive executives in a competitive industry. A range of complex factors influences the determination of executive compensation. It is important that the Compensation Committee retains the flexibility to design incentive programs that appropriately balance these influences and we believe that the Advisory Vote Proposal could constrain their ability to do so. A retrospective “yes” or “no” advisory vote is a relatively blunt and ineffective mechanism for registering stockholder concerns and would not provide any meaningful insight into specific stockholder views. We believe that direct communication between stockholders and the Board of Directors is a more effective method of expressing support or criticism of our executive compensation practices, as it allows stockholders to voice specific observations and provide meaningful input.

The Compensation Committee exercises considerable care and discipline in determining and disclosing executive compensation and remains committed to doing so in the future. We also seek to provide clear and concise disclosure regarding our executive compensation program and philosophy. We do not believe the advisory vote called for by this proposal would enhance our governance practices, improve communication with stockholders or affect the content of our disclosures regarding executive compensation. In fact, we believe such an advisory vote will run counter to the best interests of our stockholders by constraining our efforts to attract, motivate and retain talented and productive executive officers focused on improving our long-term performance.

Finally, this Advisory Vote Proposal is the subject of proposed legislation by the federal government. Adopting and implementing this proposal in advance of final legislation would be premature.

For the reasons set forth above, the Board of Directors unanimously recommends a vote AGAINST adoption of the Advisory Vote Proposal.

Required Vote

The adoption of the Advisory Vote Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote at our Annual Meeting.

The Board of Directors unanimously recommends a vote AGAINST adoption of the Advisory Vote Proposal.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL ON EQUITY RETENTION POLICY

This year, The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, NY 10018, represented that it beneficially owned more than $2,000 of Oracle’s common stock for more than one year and has notified us that a representative intends to present the proposal set forth in quotes below (the “Stockholder Equity Retention Proposal”) at the Annual Meeting.

The Board of Directors opposes the following Stockholder Equity Retention Proposal for the reasons stated after the Stockholder Equity Retention Proposal.

“RESOLVED, that stockholders of Oracle Corporation (“Oracle”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to stockholders regarding the policy before Oracle’s 2010 annual meeting of stockholders. The stockholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

SUPPORTING STATEMENT: Equity-based compensation is an important component of senior executive compensation at Oracle. According to Oracle’s 2008 proxy statement, equity awards represented 43.7 to 72.7% of the total direct compensation value provided to named executive officers in fiscal 2008. In FY 2008, Chairman and CEO Lawrence J. Ellison realized more than $543 million in reported value through the exercise of 36,000,000 options, while the other four named executive officers (NEOs) realized more than $87 million in reported value through the exercise of 8,750,086 options.

We believe there is a link between shareholder wealth and direct stock ownership by executives. For example, according to an analysis conducted by Watson Wyatt Worldwide, companies whose CFOs held more shares generally showed higher stock returns and better operating performance. (Alix Stuart, “Skin in the Game,” CFO Magazine (March 1, 2008))

Oracle CEO Lawrence J. Ellison holds a significant amount of Oracle shares, but the other NEOs do not. According to the 2008 proxy, the other NEOs held 19,676,376 shares subject to option, but only held 54,950 shares outright. Oracle only has a minimum stock ownership guideline requiring that executives own 5,000 shares of Oracle stock. Unlike many other companies, Oracle does not require stock ownership as a multiple of salary, nor does it have a retention requirement in place to ensure that executives continue to hold a portion of shares through termination of employment.

Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would ensure a focus on Oracle’s long-term success and would better align senior executives’ interests with those of Oracle stockholders. In the context of the current financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2002 report by a commission of The Conference Board endorsed the idea of a holding requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

We urge stockholders to vote for this proposal.”

STATEMENT IN OPPOSITION TO

STOCKHOLDER EQUITY RETENTION PROPOSAL

We oppose the adoption of this stockholder proposal because we believe it is unnecessary and not in the best interests of our stockholders.

The Board of Directors believes that it is extremely important to ensure that Oracle’s executive compensation program gives management an incentive to maximize long-term stockholder value. Our Compensation Committee designs the equity compensation component of our program with that goal in mind. The following features are included in our executive equity compensation to encourage our executives’ continuing interest in our long-term performance:

•

Executives’ options have a four-year vesting schedule, with 25% vesting each year following the grant date. This results in executives having a strong interest in ensuring that Oracle’s stock value continues to grow for several years.

•

Executives receive only stock options. Because they receive options with an exercise price equal to the fair market value of our stock price on the grant date, our executives have a significant downside risk to the value of their equity awards if the price of our stock falls in the long run and are motivated to create long-term growth in stockholder value that far outweighs any incentive related to the short-term price of our stock.

Together, these features result in executives realizing significant value from their equity compensation only if our stock price both rises and sustains its growth over time. Accordingly, we do not believe that the restrictions in this proposal provide a meaningful addition to our existing compensation practices, which already encourage executives to focus on long-term performance and align executives’ interests with those of stockholders. Instead, we believe the equity retention policy would require our Compensation Committee to convert a significant portion of our equity compensation arrangements into a form of deferred compensation or retirement plan. We believe that the proposal would result in an overemphasis on post-retirement compensation and undermine the effectiveness of our existing executive compensation programs.

We believe that our existing equity compensation policies have been critical to our long-term growth and financial success over the past several years and have helped attract and retain key executives. For example, our CEO and Founder Lawrence J. Ellison has been with Oracle since its inception, President Safra A. Catz has been with the company for the last decade and President Charles E. Phillips, Jr. has been with the company for more than five years.

We do not believe it is in the interests of our stockholders to adopt a “one size fits all” policy that could be seen as encouraging successful executives to leave employment in order to realize value on their equity holdings. Instead, we believe it is important for the Compensation Committee to retain flexibility in our equity compensation program and policies in order to continue to motivate and retain our senior executives. Long-term incentive compensation through the grant of stock options is an integral part of Oracle’s overall executive compensation plan, and the Compensation Committee devotes a significant amount of time to ensuring that our equity compensation policies are designed both to give the executives a significant long-term interest in our success and to create a significant retention tool for key executives in a competitive market for talent. We believe that our existing equity compensation policies enable our senior executives to realize value from their equity compensation while at the same time ensures that they remain motivated to act in the interests of our long-term growth and financial success.

In setting our stock ownership guidelines, it is important to strike an appropriate balance between ensuring that our executives have a significant equity stake in the future of Oracle, while also allowing them to prudently manage their personal financial affairs. We believe that the Stockholder Equity Retention Proposal, with its high retention threshold and indefinite holding period, does not strike that balance.

For the reasons set forth above, the Board of Directors unanimously recommends a vote AGAINST adoption of the Stockholder Equity Retention Proposal.

Required Vote

The adoption of the Stockholder Equity Retention Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote at our Annual Meeting.

The Board of Directors unanimously recommends a vote AGAINST adoption of the Stockholder Equity Retention Proposal.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Our bylaws contain procedures governing how stockholders can propose business to be considered at a stockholder meeting. The SEC has also adopted regulations (Rule 14a-8 under the Exchange Act) that govern the inclusion of stockholder proposals in our annual proxy materials. For a description of the procedures in our bylaws governing how stockholders can nominate candidates to our Board, see the section in this proxy statement titled “Corporate Governance – Nomination of Directors – Stockholder Nominations and Bylaw Procedures.” A description of the procedures governing the proposal of other business follows.

Notice Requirements. A stockholder must provide a brief description of the other business, along with the text of the proposal. The stockholder also must set forth the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. Such notice must also contain information specified in our bylaws as to the proposal of other business, information about the stockholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a proposal and to solicit proxies in support of it.

Notice Deadlines. Stockholder proposals for inclusion in our proxy materials relating to our 2010 Annual Meeting must be received by April 23, 2010 in accordance with Rule 14a-8.

If a stockholder wants to submit a proposal for the 2010 Annual Meeting but does not want to include it in our proxy materials, written notice of such stockholder proposal of other business must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the date on which we first mailed our proxy materials for the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. These deadlines are set forth in our bylaws. Therefore, if a stockholder wants to submit a proposal for the 2010 Annual Meeting but does not want to include it in our proxy materials, such stockholder proposals will need to be delivered in writing between April 23, 2010 and May 23, 2010, unless our 2010 Annual Meeting takes place before September 7, 2010, or after November 6, 2010. If this were to occur, stockholder proposals would need to be delivered before the later of 90 days before the date of the 2010 Annual Meeting or the 10th day following the announcement of the date of the 2010 Annual Meeting.

If stockholders do not comply with these bylaw notice deadlines, we reserve the right not to submit the stockholder proposals to a vote at our annual meetings. If we are not notified of a stockholder proposal by May 23, 2010, then the management personnel who have been appointed as proxies may have the discretion to vote for or against such stockholder proposal, even though such proposal is not discussed in the proxy statement.

Where to Send Notice. Stockholder proposals must be addressed to Dorian Daley, Senior Vice President, General Counsel & Secretary and must be mailed to her at Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or must be faxed to her at 1-650-506-3055, with a confirmation copy sent by mail.

At a special meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting pursuant to our notice of meeting.

Stockholders should carefully review our bylaws and Rule 14a-8 to ensure that they have satisfied all of the requirements necessary to propose other business at a stockholder meeting and, if desired, to include a stockholder proposal in our annual proxy materials. Our bylaws are posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice. As to any business that may properly come before the meeting, however, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, if stockholders have the same address and last name, do not participate in electronic delivery of proxy materials and have requested householding in the past, they will receive only one copy of our Notice and, as applicable, a printed annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees and conserves natural resources. Each stockholder who participates in householding will continue to have access to and use separate voting instructions.

If any stockholders in your household wish to receive a separate Notice, and if applicable, annual report and proxy statement, they may call our Investor Relations Department at 650-506-4073 or write to Investor Relations Department, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065. They may also send an email to our Investor Relations Department at investor_us@oracle.com. See also www.oracle.com/investor. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple Notices, annual reports and proxy statements by contacting Investor Relations.

By Order of the Board of Directors,

DORIAN DALEY

Senior Vice President, General Counsel and Secretary

All stockholders are urged to vote electronically via the Internet or by telephone or, if you requested paper copies of the proxy materials, complete, sign, date and return the proxy card or voting instruction card in the enclosed postage-paid envelope. Thank you for your prompt attention to this matter.

Oracle Corporation 2009 Annual Meeting of Stockholders

October 7, 2009

10:00 a.m., Pacific Time

Oracle Corporation Conference Center

350 Oracle Parkway

Redwood City, California 94065

4290-PS09	C16863

ORACLE THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date ORACLE CORPORATION M16666-P84077-Z50178 ATTN: INVESTOR RELATIONS 500 ORACLE PARKWAY MAIL STOP 5OP6 REDWOOD CITY, CA 94065 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For Against Abstain 2. PROPOSAL FOR THE APPROVAL OF THE ADOPTION OF THE FISCAL YEAR 2010 EXECUTIVE BONUS PLAN. 5. STOCKHOLDER PROPOSAL REGARDING ADVISORY VOTE ON EXECUTIVE COMPENSATION. 3. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING MAY 31, 2010. 4. STOCKHOLDER PROPOSAL REGARDING SPECIAL STOCKHOLDER MEETINGS. For All Withhold All For All Except 0 0 0 0 0 Yes No 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Vote on Directors Nominees: 01) Jeffrey S. Berg, 02) H. Raymond Bingham, 03) Michael J. Boskin, 04) Safra A. Catz, 05) Bruce R. Chizen, 06) George H. Conrades, 07) Lawrence J. Ellison, 08) Hector Garcia-Molina, 09) Jeffrey O. Henley, 10) Donald L. Lucas, 11) Charles E. Phillips, Jr., and 12) Naomi O. Seligman The Board of Directors recommends that you vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5 and 6. 1. ELECTION OF DIRECTORS Vote on Proposals VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time (8:59 P.M. Pacific Time) the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to vote. – OR – VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time (8:59 P.M. Pacific Time) the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. – OR – VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Oracle Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Oracle Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING VIA THE INTERNET OR BY TELEPHONE. 6. STOCKHOLDER PROPOSAL REGARDING EQUITY RETENTION POLICY. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof. Please sign exactly as the name or names appear(s) on stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their positions when signing.

Electronic Voting Alternatives

Are you voting electronically? This year? Next year?

Although you received your proxy materials by mail this year, you can still vote the shares conveniently by telephone or by the Internet. Please see the reverse side for instructions.

Additionally, you can choose to receive next year’s proxy materials (Form 10-K, proxy statement, and voting form) electronically via e-mail. If you wish to accept this offer, you will need to provide your e-mail address and the last 4 digits of your Social Security number before you click the final submission button as you cast your vote this year on the Internet at http://www.proxyvote.com. By choosing to become one of Oracle’s electronic recipients, you help support Oracle in its efforts to reduce printing and postage costs and conserve natural resources.

If you choose the option of electronic delivery of proxy materials and voting via the Internet, you will receive an e-mail before the next annual stockholders’ meeting, notifying you of the website containing both the proxy statement and Form 10-K to be viewed before casting your vote at http://www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M16667-P84077-Z50178

ORACLE CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

OCTOBER 7, 2009

The undersigned hereby appoints LAWRENCE J. ELLISON, JEFFREY O. HENLEY and DORIAN DALEY, or any of them, each with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of ORACLE CORPORATION, to be held on Wednesday, October 7, 2009, at 10:00 a.m., in the Oracle Corporation Conference Center, 350 Oracle Parkway, Redwood City, California, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the matters set forth on the reverse side. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE TWELVE DIRECTOR NOMINEES FOR ELECTION, FOR THE APPROVAL OF THE ADOPTION OF THE FISCAL YEAR 2010 EXECUTIVE BONUS PLAN, FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP, AGAINST THE STOCKHOLDER PROPOSAL REGARDING SPECIAL STOCKHOLDER MEETINGS, AGAINST THE STOCKHOLDER PROPOSAL REGARDING ADVISORY VOTE ON EXECUTIVE COMPENSATION, AND AGAINST THE STOCKHOLDER PROPOSAL REGARDING EQUITY RETENTION POLICY.